Exhibit 10.8

OPERATING AGREEMENT

among

THE ALTMAN COMPANIES, LLC

and

JOEL L. ALTMAN,

AMC HOLDINGS FLORIDA, INC.,

ALTMAN DEVELOPMENT CORPORATION,

THE ALTMAN COMPANIES, INC.,

and

BBX ALTMAN OPERATING ENTITIES, LLC

EFFECTIVE NOVEMBER 30, 2018

-i-

SECTION 6 DISTRIBUTIONS		35

6.01.	General	35
6.02.	Tax Advances	36
6.03.	Tax Withholding; Withholding Advances	36
6.04.	Distributions in Kind	37

SECTION 7 MANAGEMENT		37

7.01.	Management of the Company	37
7.02.	Number, Election and Term of the Members of the Executive Committee	38
7.03.	Number, Election and Term of the Managers	40
7.04.	Action by the Executive Committee	43
7.05.	Action by the Board of Managers	44
7.06.	Actions Requiring Unanimous Approval of EC Members	45
7.07.	Business Plan and Budgets	45
7.08.	Officers	46
7.09.	Other Activities of the EC Members and Managers	46
7.10.	Compensation and Reimbursement of EC Members and Managers; No Employment	46
7.11.	No Personal Liability	47
7.12.	Sponsored Projects	47

SECTION 8 PHASE 2 AND PHASE 3 PURCHASES		49

8.01.	Phase 2 Class A Units Purchase	49
8.02.	Phase 3 Class A Units Purchase	52
8.03.	Class B Member Option to Accelerate Phase 2 Class A Units Purchase and Phase 3 Class A Units Purchase	56
8.04.	Timing	57
8.05.	AGC Ownership Changes	57

SECTION 9 TRANSFER		58

9.01.	General Restrictions on Transfer	58
9.02.	Transfers by Class B Member; Class A Member Option to Accelerate	59

SECTION 10 EXCULPATION AND INDEMNIFICATION		60

10.01.	Exculpation of Covered Persons	60
10.02.	Intentionally omitted	61
10.03.	Indemnification	61

SECTION 11 ACCOUNTING; TAX MATTERS		63

11.01.	Financial Statements	63
11.02.	Inspection Rights	64
11.03.	Income Tax Status	64
11.04.	Partnership Representative	64
11.05.	Tax Returns	65
11.06.	Company Funds	65

-ii-

SECTION 12 DISSOLUTION AND LIQUIDATION		66

12.01.	Events of Dissolution	66
12.02.	Effectiveness of Dissolution	66
12.04.	Filing of Articles of Dissolution	67
12.05.	Survival of Rights, Duties and Obligations	67
12.06.	Recourse for Claims	67

SECTION 13 MISCELLANEOUS		68

13.01.	Expenses	68
13.02.	Further Assurances	68
13.03.	Confidentiality	68
13.04.	Notices	69
13.05.	Headings	70
13.07.	Entire Agreement	70
13.08.	Successors and Assigns	71
13.09.	No Third-Party Beneficiaries	71
13.10.	Amendment	71
13.11.	Waiver	71
13.12.	Governing Law; Arbitration	72
13.13.	Equitable Remedies	72
13.14.	Remedies Cumulative	73
13.15.	Conflict of Interest	73

-iii-

OPERATING AGREEMENT

This Operating Agreement is entered into and effective as of November 30, 2018 (the “Effective Date”) by and among The Altman Companies, LLC, a Florida limited liability company (the “Company”), Joel L. Altman (“JLA”), AMC Holdings Florida, Inc., a Florida corporation (“AMC Holdings”), Altman Development Corporation, a Michigan corporation (“Old ADC”), The Altman Companies, Inc., a Michigan corporation (“Old TAC”), and BBX Altman Operating Entities, LLC, a Florida limited liability company (“BBXAOE”). JLA, AMC Holdings, Old ADC and Old TAC are collectively called the “Class A Members” and BBXAOE is called the “Class B Member” and together the Class A Members and the Class B Member are called the “Members.”

Background Statement

1. The Company was formed under the laws of the State of Florida by the filing of Articles of Organization with the Florida Department of State (the “Department of State”) on October 26, 2018 (the “Articles of Organization”).

2. Prior to the execution and delivery of this Agreement, BBXAOE purchased Fifty Percent (50%) of JLA’s Sixty Percent (60%) membership interests in Altman Glenewinkel Construction, LLC, a Florida limited liability company (“AGC”), for a purchase price of $3,424,320.00 (the “BBXAOE/AGC Purchase”) pursuant to a Membership Interest Purchase Agreement between JLA and BBXAOE dated the Effective Date (the “BBXAOE/AGC Purchase Agreement”).

3. Immediately following the BBXAOE/AGC Purchase, (a) JLA contributed his remaining Thirty Percent (30%) membership interests in AGC to AGC Member, LLC, a Florida limited liability company (“AGC Member”), in exchange for membership interests representing Fifty Percent (50%) of the membership interests in AGC Member, and (b) BBXAOE contributed its Thirty Percent (30%) membership interests in AGC to AGC Member in exchange for membership interests representing Fifty Percent (50%) of the membership interests in AGC Member. The membership interests in AOC Member held by JLA and BBXAOE are called the “AGC Member Interests”).

4. Simultaneously with the execution and delivery of this Agreement, (a) JLA contributed his AOC Member Interests to the Company in exchange for 14.572 of the Company’s Class A Units (as defined in Section 1.01), valued at $3,424,320.00, and (b) BBXAOE contributed its AOC Member Interests to the Company in exchange for 14.572 of the Company’s Class B Units (as defined in Section 1.01), valued at $3,424,320.00 (collectively, the “AGC Contribution”).

5. Prior to the execution and delivery of this Agreement, JLA transferred all of his ownership interests in Altman Management Company, a Florida corporation (“AMC”), to AMC Holdings, in exchange for One Hundred Percent of AMC Holdings’ capital stock, and AMC Holdings elected for AMC to be treated as a “Qualified Subchapter S Subsidiary” as defined in the Code (as defined in Section 1.01). AMC then converted into Altman Management, LLC, a Florida limited liability company (“Altman Management”).

6. Following the conversion of AMC into Altman Management and prior to the execution and delivery of this Agreement, BBXAOE purchased Fifty Percent (50%) of AMC Holdings’ membership interests in Altman Management for a purchase price of $1,035,000, pursuant to a purchase agreement between AMC Holdings and BBXAOE (the “AMC Purchase Agreement”) and, simultaneously with such purchase, Altman Management elected to be taxed as a “Partnership” as defined in the Code.

7. Simultaneously with the execution and delivery of this Agreement, (a) AMC Holdings contributed its membership interests in Altman Management to the Company in exchange for 4.404 Class A Units, valued at $1,035,000, and (b) BBXAOE contributed its membership interests in Altman Management to the Company in exchange for 4.404 Class B Units, valued at $1,035,000 (collectively, the “Management Contribution”).

8. Prior to the execution and delivery of this Agreement, Old TAC contributed certain of its assets to New TAC, LLC, a Florida limited liability company (“New TAC”), in exchange for all of the membership interests in New TAC (the “Old TAC/New TAC Contribution”). In connection with the Old TAC/New TAC Contribution, Old TAC retained all of its liabilities except as specifically provided for in the related contribution agreement.

9. Prior to the execution and delivery of this Agreement, BBXAOE purchased Fifty Percent (50%) of Old TAC’s membership interests in New TAC for a purchase price of $1,000 pursuant to a purchase agreement between BBXAOE and Old TAC (the “New TAC Purchase Agreement”).

10. Simultaneously with the execution and delivery of this Agreement, (a) Old TAC contributed its New TAC membership interests to the Company in exchange for 0.004 Class A Units, valued at $1,000 and (b) BBXAOE contributed its New TAC membership interests to the Company in exchange for 0.004 Class B Units, valued at $1,000 (collectively, the “TAC Contribution”).

11. Prior to the execution and delivery of this Agreement, Old ADC contributed certain of its assets to New ADC, LLC, a Florida limited liability company (“New ADC”), in exchange for all of the membership interests in New ADC (the “Old ADC/New ADC Contribution”). In connection with the Old ADC/New ADC Contribution, Old ADC retained all of its liabilities except as specified in the related contribution agreement pursuant to which New ADC assumed a portion of Old ADC’s debt to JLA. The portion of the debt of Old ADC to JLA assumed by New ADC was represented by a promissory note in the amount of $7,289,680 to JLA (the “JLA Note”).

12. Prior to the execution and delivery of this Agreement, BBXAOE purchased from New ADC a membership interest in New ADC equal to Fifty Percent (50%) of the total outstanding membership interests in New ADC (after giving effect to the purchase) for a purchase price of $7,289,680, pursuant to a purchase agreement among BBXAOE, Old ADC and New ADC (the “New ADC Purchase Agreement”). New ADC used the purchase price to pay the JLA Note in full.

13. Simultaneously with the execution and delivery of this Agreement, (a) Old ADC contributed its New ADC membership interests to the Company in exchange for 31.020 Class A Units, valued at $7,289,680, and (b) BBXAOE contributed its New ADC membership interests to the Company in exchange for 31.020 Class B Units, valued at $7,289,680 (collectively, the “ADC Contribution”).

14. Simultaneously or prior to the execution and delivery of this Agreement, Code Section 754 elections have or will be made by the appropriate parties as described in the contribution agreements relating to the AGC Contribution, the Management Contribution, the TAC Contribution and the ADC Contribution (collectively the “Company Contributions”).

15. As a result of the Company Contributions:

(a) Each of JLA, AMC Holdings, Old TAC and Old ADC own that number of Class A Units, and the Class B Member owns that number of Class B Units, set forth on Exhibit A attached to this Agreement, and the respective capital accounts of the Members have been credited with the values ascribed to the interests contributed to the Company as set forth in this Background Statement and on Exhibit A; and

(b) The Company’s ownership interest in each of AGC Member, Altman Management, New TAC and New ADC is as set forth on Exhibit B attached to this Agreement.

16. Simultaneously with the execution and delivery of this Agreement, JLA, AMC Holdings, Old TAC, Old ADC, the Company, Joel L. Altman, as Trustee of the Joel L. Altman Revocable Trust U/T/I dated February 6, 1998, as amended and restated as of October 3, 2016, as amended, each of the Specified Project Participants (as identified in the Allocation Agreement), BBX Altis Projects, LLC, a Florida limited liability company (“BBXAP”), and BBXAOE entered into an Offset, Assignment of Rights to Distributions and Payments and Allocation Agreement (the “Allocation Agreement”).

17. Simultaneously with the execution and delivery of this Agreement, (a) JLA and the Company entered into an Employment Agreement (the “JLA Employment Agreement”). Prior to the execution of this Agreement, (x) Jeff Roberts (“JR”), Old ADC and Old TAC (whose assets and contract rights are transferred to the Company) entered into an Employment Agreement (the “JR Employment Agreement”), and (y) Tim Peterson (“TP”), Old ADC and Old TAC (whose assets and contract rights are transferred to the Company) entered into an Employment Agreement (the “TP Employment Agreement”).

18. Promptly after the execution and delivery of this Agreement, the Company intends to cause New TAC to be merged into New ADC, in accordance with applicable Florida law.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are conclusively acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS

1.01. Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Accelerated Closing” has the meaning set forth in Section 8.03(c).

“Act” means the Florida Revised Limited Liability Company Act, Chapter 605 of Florida Statutes, as it may be amended from time to time.

“ADC Contribution” has the meaning set forth in the Background Statement. “Additional Capital Contribution” has the meaning set forth in Section 3.02.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to the Units held by such Member means the federal taxable income allocated by the Company to the Member with respect to its Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (a) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to its Units that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior Fiscal Year to the extent such Joss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect owners of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect members of the Member) in such Fiscal Year and all prior Fiscal Years, and (b) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), Controls, is Controlled by, or is under common Control with, such Person.

“AGC” has the meaning set forth in the Background Statement.

“AGC Contribution” has the meaning set forth in the Background Statement.

“AGC Fifth Manager” has the meaning set forth in Section 7.03(b).

“AGC Member” has the meaning set forth in the Background Statement.

“AGC Member Interests” has the meaning set forth in the Background Statement.

“Agreement” means this Operating Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Allocation Agreement” has the meaning set forth in the Background Statement.

“Altis Manager” has the meaning set forth in Section 7.12(e).

“Altman Management” has the meaning set forth in the Background Statement.

“AMC” has the meaning set forth in the Background Statement.

“AMC Holdings” has the meaning set forth in the Preamble.

“AMC Purchase Agreement” has the meaning set forth in the Background Statement. “Amendment to the Future Participation Note” means the amendment to the Future Participation Note dated the Effective Date.

“Amendment to the Other NMV Note” means the amendment to the Other NMV Note dated the Effective Date.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Arbitrator” has the meaning set forth in Section 13.12(b).

“Articles of Organization” has the meaning set forth in the Background Statement.

“BBA” has the meaning set forth in Section 11.04(a).

“BBA Procedures” has the meaning set forth in Section 11.04(c).

“BBXAOE” has the meaning set forth in the Preamble.

“BBXAOE/AGC Purchase” has the meaning set forth in the Background Statement.

“BBXAOE/AGC Purchase Agreement” has the meaning set forth in the Background Statement.

“BBXAP” has the meaning set forth in the Background Statement.

“BBXCAM” means BBX Capital Asset Management, LLC, a Florida limited liability company.

“BBXCC” means BBX Capital Corporation, a Florida corporation.

“BBXCRE” means BBX Capital Real Estate, LLC, a Florida limited liability company.

“BBXCC Change in Control” means a transaction (or series of transactions) which results in the Controlling stock of BBXCC (or a successor entity in which the Controlling stock or equivalent equity is owned and Controlled by one or more of the Controlling Shareholders) no longer being owned and Controlled by one or more of the Controlling Shareholders.

“BBX Indemnitees” has the meaning set forth in each of the Company Purchase Agreements.

“BBX Permitted Transfer” means a Transfer by BBX to (i) any Controlled Affiliate or (ii) any other OFAC compliant Transferee if the Person(s) having Control of the Class B Member prior to the Transfer of the Membership Interests and/or any other Controlled Affiliate(s) continues to Control the Class B Member following the Transfer.

“Board of Managers” has the meaning set forth in Section 7.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board of Managers in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution ;

(b) immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c) the Book Value of all Company assets may, in the sole discretion of the Board of Managers, be adjusted to equal their respective gross Fair Market Values, as determined by the Board of Managers, as of the following times:

(i) the acquisition of an additional Units in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Units; and

(iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Business” means the business of the Company as described in the Business Plans and Operating Budgets or otherwise approved budgets pursuant to Section 7.07(c), or reasonably contemplated by the Company as likely investment opportunities.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Broward County, Florida are authorized or required to close.

“Business Plan and Operating Budgets” has the meaning set forth in Section 7.07(a).

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Cause” means the Fifth Manager’s or the AGC Fifth Manager’s (a) death; (b) disability resulting in the Fifth Manager’s or the AGC Fifth Manager’s inability to make decisions contemplated in Section 7.05; (c) commission of fraud against the Company or theft of material Company assets; (d) material breach of any of the terms and conditions of this Agreement, or any other agreement entered into between the Fifth Manager or the AGC Fifth Manager, on the one hand, and the Company, on the other hand; (e) violation of the general policies of the Company applicable to its employees and independent contractors; or (f) conviction of a crime of moral turpitude.

“Certificates” shall have the meaning set forth in Section 4.09(a).

“Change in Control Notice” has the meaning set forth in Section 9.02(a).

“Class A Managers” has the meaning set forth in Section 7.03(b).

“Class A Member Permitted Transfers” means, with respect to any Class A Member, any Transfer for estate planning purposes to one or more Family Members of such Class A Member or to one or more trusts, limited liability companies, partnerships or other vehicles for the benefit of Family Members of such Class A Member, and which otherwise complies with the provisions of Section 4.01(b) and in connection with which the Transferee joins in and assumes the obligations of the Altman Indemnitors as described and provided for in the Allocation Agreement.

“Class A Members” has the meaning set forth in the Preamble and their successors and permitted assigns.

“Class A EC Members” has the meaning set forth in Section 7.02(b).

“Class A Units” has the meaning set forth in Section 3.01(b).

“Class B Managers” has the meaning set forth in Section 7.03(b).

“Class B Member” has the meaning set forth in the Preamble and its successors and permitted assigns.

“Class B EC Members” has the meaning set forth in Section 7.02(b).

“Class B Units” has the meaning set forth in Section 3.01(b).

“Closing Agent” has the meaning set forth in Section 8.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Contributions” has the meaning set forth in the Background Statement.

“Company Purchase Agreements” mean the BBXAOE/AGC Purchase Agreement, the AMC Purchase Agreement, the New TAC Purchase Agreement, the New ADC Purchase Agreement and the Specified Entity Purchase Agreement.

“Company Interest Rate” has the meaning set forth in Section 6.03(b).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 13.03(a).

“Contributing Member” has the meaning set forth in Section 3.02(b).

“Contribution Ratio” has the meaning set forth in Section 3.02(a).

“Control” with respect to any specified Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “Controlling” and “Controlled” shall have the correlative meanings.

“Controlled Affiliate” means any OFAC compliant Person Controlled by or under common Control with BBXCC, as long as the Controlling stock (presently Class B stock, but including any equivalent equity) of BBXCC is owned and Controlled by one or more of the Controlling Shareholders.

“Controlled Entity” means AGC Member, Altman Management, New TAC and New ADC and any other Person in which the Company directly or indirectly owns a Controlling beneficial interest or may otherwise exercise Control under its Governing Documents. For the sake of clarity, each Specified Project Participant and each Person that holds an ownership interest in a Sponsored Project shall not be a Controlled Entity.

“Controlling Shareholder” means Alan B. Levan, Jarett S. Levan, John E. Abdo, and Seth M. Wise (each, a “Specified Person”) and any Person to whom an interest in BBXCC is transferred for estate planning purposes to one or more Family Members of any Specified Person or one or more trusts, limited liability companies, partnerships or other vehicles for the benefit of any Specified Person or any Family Members of any such Specified Person.

“Corporate Opportunity” has the meaning set forth in Section 4.10(b).

“Corporate Opportunity Approval” has the meaning set forth in Section 4.10(b).

“Corporate Opportunity Notice” has the meaning set forth in Section 4.10(b).

“Corporate Opportunity Presenter” has the meaning set forth in Section 4.10(b).

“Covered Losses” has the meaning set forth in Section 10.03(a).

“Covered Person” has the meaning set forth in Section 10.01(a).

“Deadlocked Issue” has the meaning set forth in Section 7.04(g).

“Default Loan” has the meaning set forth in Section 3.02(b).

“Default Loan Conversion Option” has the meaning set forth in Section 3.02(d).

“Default Loan Conversion Units” has the meaning set forth in Section 3.02(e).

“Default Loan Phase 2 Purchase Price” has the meaning set forth in Section 8.01(a).

“Default Loan Phase 3 Purchase Price” has the meaning set forth in Section 8.02(a).

“Deficit Amount” has the meaning set forth in Section 3.02(b).

“Definitive Agreements” mean agreements entered between or among the Company, any Controlled Entity on the one hand and any other Person on the other, approved in accordance with Section 7.04, Section 7.05 or Section 7.06.

“Department of State” has the meaning set forth in the Background Statement.

“Designated HUD Person” has the meaning set forth in Section 7.01.

“EC Members” means each Person identified as of the Effective Date as an EC Member in Section 7.02(a) or Section 7.02(b). EC Members need not be Members of the Company or residents of the State of Florida.

“EC Members’ Schedule” has the meaning set forth in Section 7.02(j).

“Effective Date” has the meaning set forth in the Preamble.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Emergency Situation” means a situation in which a Majority in Interest of the Class A Members or the Class B Member, in their respective reasonable business judgement, concludes that the expenditure of funds (whether to make an emergency repair or replacement or otherwise, either directly or with respect to any Controlled Entity or the obligations of such Controlled Entity) are immediately necessary (a) to avoid imminent material damage to all or any portion of an asset owned or controlled by the Company or the Controlled Entity, (b) to protect the safety of any person from imminent harm, or (c) to avoid the imminent unforeseen and unforeseeable suspension of any necessary material service in or to the Company or the Controlled Entity, if the suspension of such service would have a material adverse effect on the Company or the Controlled Entity.

“Employee Entity” has the meaning set forth on Exhibit D.

“Estimated Tax Amount” means an amount equal to the estimated income tax liabilities of a Member arising from the lesser of: (1) the allocation of taxable income to such Member pursuant to this Agreement and (2) the cumulative net taxable income allocated to such Member over the period of time in which such Member has been a Member of the Company. The estimated income tax liabilities for each Member shall be computed: (i) on the assumption that such Member is an individual resident of the State of Florida and subject to the maximum federal and state income tax rates, and (ii) by taking into account the ordinary income or capital gains character of items of income, gain, loss, deduction and credit at the Company level.

“Excess Distributable Cash” means the lesser of the amount by which (a) aggregate Tangible Net Worth of New ADC, New TAC, Altman Management and AOC (with respect to AOC, calculated based upon AGC Member’s pro-rata share of AOC’s Tangible Net Worth based on AGC Member’s ownership of AOC), as of the date the calculation is to be made, exceeds $300,000, or (b) aggregate Working Capital of New ADC, New TAC, Altman Management and AOC (with respect to AGC, calculated based upon AOC Member’s pro-rata share of AOC’s Working Capital based on AOC Member’s ownership of AOC) exceeds zero, or if an Excess Distributable Cash Adjustment is applicable, both the Tangible Net Worth and Working Capital requirements of $300,000 and $0, respectively, shall be increased by the aggregate amount of such Excess Distributable Cash Adjustment, provided that the amount of such increase shall be reduced (but not below zero) by the amount of any Working Capital in excess of zero that cannot be included as Excess Distributable Cash in the Phase 2 Purchase Price or Phase 3 Purchase Price, as applicable, if such excess is required to meet the above $300,000 minimum Tangible Net Worth (prior to the applicable Excess Distributable Cash Adjustment). For the sake of clarity, to the extent that the aggregate Tangible Net Worth is less than $300,000 or the aggregate Working Capital is less than $0 (or both), Excess Distributable Cash shall be a negative amount equal to the greater of the absolute value of the applicable deficits (or in the case where only one of Tangible Net Worth or Working Capital is lower than the applicable test, Excess Distributable Cash shall be a negative amount equal to the applicable deficit) and shall be a reduction of the Phase 2 Purchase Price or Phase 3 Purchase Price, as applicable. The aggregate Tangible Net Worth provided for in clause (a) of the immediately preceding sentence is based on the AOC Member owning 60% of the issued and outstanding membership interests of AOC at the time of the relevant calculation of aggregate Tangible Net Worth, and, to the extent the membership interests of the AOC Member in AGC is other than 60% of the issued and outstanding membership interests of AOC at the time of the relevant calculation of aggregate Tangible Net Worth, such aggregate Tangible Net Worth shall be increased or decreased accordingly. The calculations of Tangible Net Worth and Working Capital mean those amounts calculated in accordance with Exhibit F attached to this Agreement from the books and records of the relevant operating companies in accordance with OAAP. Exhibit F presents the calculation of Tangible Net Worth and Working Capital, pro forma as of June 30, 2018, subject to certain deviations from OAAP, and all subsequent calculations of Excess Distributable Cash shall be made in a manner consistent with the calculations presented on such Exhibit, calculated in accordance with OAAP without exceptions, and shall be subject to review by the Company’s regular auditors and their concurrence with such calculations based on specified procedures as outlined in such Exhibit. Excess Distributable Cash initially shall be calculated as of the last day of the prior calendar month on which the Company closes its books (on a basis consistent with prior practices).

“Excess Distributable Cash Adjustment” means, as of the date of the relevant calculation, the aggregate amount of projected negative operating cash flow of New ADC, New TAC, Altman Management and AOC (with respect to AGC, calculated based upon AOC Member’s pro-rata share of AGC’s operating cash flows based on AOC Member’s ownership of AOC) for the succeeding three (3) calendar month period, provided that such Excess Distributable Cash Adjustment shall apply only if, as of the date of the relevant calculation, the aggregate operating cash flow of New ADC, New TAC, Altman Management and AOC for the prior twelve (12) calendar month period and any interim period is positive. For the avoidance of doubt, operating cash flow shall not include capital investments or predevelopment funding.

“Excess Distributable Cash Recalculation” means the amount of the Excess Distributable Cash which revises the calculation of Excess Distributable Cash (calculated in accordance with GAAP and without exceptions) to be as of the last day of the calendar month in which the Phase 2 Class A Units Purchase and Phase 3 Class A Units Purchase occurs, as applicable, and which revises the Excess Distributable Cash Adjustment to be calculated no later than the 30 days after the last day of the last calendar month included in the initial calculation of the Excess Distributable Cash Adjustment based on the actual operations of New ADC, New TAC, Altman Management and AGC, provided that the Excess Distributable Cash Recalculation shall be subject to review by the Company’s regular auditors and their concurrence with such calculations based on specified procedures as outlined on Exhibit F.

“Executive Committee” or “EC Committee” has the meaning set forth in Section 7.01. “Executive Officer” means an Officer of the Company designated by the Executive Committee as an Executive Officer.

“Extraordinary Expense” shall have the meaning in Section 7.12(i).

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arms length transaction, as determined in good faith by the Board of Managers based on such factors as the Board of Managers, in the exercise of their reasonable business judgment, consider relevant.

“Family Member” means a spouse, parent, child (including a step child), brother, sister, grandparent, grandchild (including a step grandchild), uncle, aunt, niece, nephew, mother-in-law, father-in-law, sister-in-law, brother-in-law, son-in-law or daughter-in-law, in each case natural or adopted, of the person in question.

“Fifth Manager” has the meaning set forth in Section 7.03(b).

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“FARG” means Florida Asset Resolution Group, LLC, a Delaware limited liability company.

“FPA” means the Future Participation Agreement among Northside, Old ADC, BBXCAM, and FARG dated as of July 15, 2014, as amended by an amendment dated the Effective Date.

“Future Participation Note” means the Restated and Bifurcated Renewal Promissory Note (Future Participation Note) by and between Northside, as maker, and FARG as payee, issued pursuant to the FPA, and subsequently restated and then amended by an amendment dated the Effective Date.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Glenewinkel” has the meaning set forth in the New AOC Operating Agreement.

“Glenewinkel AGC Capital Call Deficiency” has the meaning set forth in Section 3.02(h)(i).

“Governing Documents” means with respect to any Controlled Entity, the documents establishing such entity in the jurisdiction of its organization and the documents adopted by such Controlled Entity providing for its governance and management or any other agreements entered into between the Company and the Controlled Entity if and to the extent if provides for its Control by the Company.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“HUD” has the meaning set forth in Section 7.01.

“HUD Matters” has the meaning set forth in Section 7.01.

“HUD Period” has the meaning set forth in Section 7.01.

“HUD Properties” has the meaning set forth in Section 7.01.

“Indebtedness” means, without duplication, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations with respect to any amount outstanding under any letter of credit, banker’s acceptance or similar credit transactions (for the sake of clarity, the amount of Indebtedness attributed to an undrawn letter of credit shall be zero); and (g) accrued liabilities with respect to guarantees made by AOC on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f).

“Indemnitee” has the meaning set forth in Section 10.03(a).

“Identified PC Asset” has the meaning set forth in the New AOC Operating Agreement.

“JLA” has the meaning set forth in the Preamble.

“JLA Employment Agreement” has the meaning set forth in the Background Statement.

“JLA Note” has the meaning set forth in the Background Statement.

“JLA Put Option” means the option of JLA (or his estate, as applicable), exercisable at any time after January 17, 2023, by JLA’s delivery of written notice to BBXAOE, to require BBXAOE, directly or indirectly through the Company, to purchase the Phase 3 Class A Units.

“JLA’s Attorneys’ Fees” means, with regard to any arbitration or litigation brought to enforce this Agreement, the reasonable attorneys’ fees incurred by JLA, AMC Holdings, Old ADC, Old TAC or their respective Affiliates in connection with such arbitration or litigation, which attorneys’ fees shall be based on standard hourly rates charged to JLA, AMC Holdings, Old ADC, Old TAC or their respective Affiliates.

“JR” has the meaning set forth in the Background Statement.

“JR Employment Agreement” has the meaning set forth in the Background Statement.

“Lien” means any mortgage, pledge, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever. “Liquidator “ has the meaning set forth in Section 12.03(a).

“Losses” means losses, damages, liabilities, deficiencies, interest, awards, penalties, fines, costs or expenses of whatever kind, including the costs of pursuing any insurance providers; provided, however, that (a) “Losses” shall not include (i) punitive or consequential damages, except to the extent actually awarded to a Governmental Authority or other third party, or (ii) any reduction in stock price or other diminution of value with respect to any BBX Indemnitee or any JLA Indemnitee, and (b) if any arbitration or litigation is brought to enforce any rights under this Agreement, the prevailing party shall be entitled to an attorneys’ fee award not to exceed JLA’s Attorneys’ Fees, which amount shall be included in “Losses.” For the sake of clarity, if BBXAOE is the party seeking indemnification and is the prevailing party in an arbitration, the award of attorneys’ fees to BBXAOE shall be the lesser of the award given for attorneys’ fees in such arbitration and JLA’s Attorneys’ Fees in such arbitration.

“Majority in Interest” means with respect to any class of Units, the holders of a majority of the issued and outstanding Units in such class.

“Management Contribution” has the meaning set forth in the Background Statement.

“Manager” means (a) each Person identified as of the Effective Date as a Manager in Section 7.03, and (b) each Person who is subsequently appointed or elected as a Manager in accordance with Section 7.03. A Manager need not be a Member of the Company or a resident of the State of Florida.

“Managers’ Schedule” has the meaning set forth in Section 7.03(i).

“Meeting Originator” has the meaning set forth in Section 4.04(a).

“Member” means (a) each Person identified on the Members’ Schedule as of the Effective Date as a Member who has executed this Agreement or a counterpart thereof (each, an “Initial Member”); and (b) each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of Units. The Members shall constitute “members” (as that term is defined in the Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Members’ Schedule” has the meaning set forth in Section 3.01.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Act.

“Necessary Expenditure” means with respect to the Company and any Controlled Entity (a) all debt service payments and all other nondiscretionary monetary obligations owing to any third party, (b) all ad valorem and other taxes payable, (c) all insurance premiums (d) all costs and expenses incurred in connection with an Emergency Situation, and (e) any other payment obligations or expenses which, if not paid, would put the Company or the Controlled Entity in default under any agreement or judgment, or if such failure to pay such obligations or expenses (or resulting default) could reasonably be expected to have a material adverse effect on the Company or such Controlled Entity.

“Net Cash Flow from Identified PC Assets” has the meaning set forth in the New AGC Operating Agreement.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(l)(B), shall he added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“New ADC” has the meaning set forth in the Background Statement.

“New ADC Purchase Agreement” has the meaning set forth in the Background Statement.

“New AGC Operating Agreement” means the Amended and Restated AGC Operating Agreement attached to and defined in the BBXAOE/AGC Purchase Agreement.

“New TAC” has the meaning set forth in the Background Statement.

“New TAC Purchase Agreement” has the meaning set forth in the Background Statement.

“Noncontributing Member” has the meaning set forth in Section 3.02(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Northside” means Northside Marina Venture, LLC, a Florida limited liability company.

“Notes” means the Future Participation Note and the Other NMV Note.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officers” has the meaning set forth in Section 7.08.

“Old ADC” has the meaning set forth in the Preamble.

“Old ADC/New ADC Contribution” has the meaning set forth in the Background Statement.

“Old TAC” has the meaning set forth in the Preamble.

“Old TAC/New TAC Contribution” has the meaning set forth m the Background Statement.

“Other NMV Note” means the Restated and Bifurcated Renewal Promissory Note (Other NMV Note) by and between Northside, as maker, and FARG as payee, issued pursuant to the FPA, and subsequently restated and then amended by an amendment dated the Effective Date.

“Outline of Participation” means the outline and description (attached to this Agreement as Exhibit D) of the terms upon which JLA and BBXAOE, certain employees of the Company or their respective Affiliates may participate in Sponsored Projects.

“Partnership Representative” has the meaning set forth in Section 11.04.

“PC Loss Indemnity Claim” has the meaning set forth in Section 3.02(h).

“PC Losses” has the meaning set forth in the New AGC Operating Agreement.

“Permitted Transfer” means a Transfer of Units carried out pursuant to Section 9.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Phase 1 Project(s)” shall mean any Sponsored Projects entered into (and the members of such Altis Manager have funded their initial capital contributions in such Sponsored Project and Sponsored Projects where there is Extraordinary Expense where such Extraordinary Expense was contributed to such Altis Manager) prior to the Phase 2 Closing Date.

“Phase 2 Class A Units” has the meaning set forth in Section 8.01(a).

“Phase 2 Class A Units Purchase” has the meaning set forth in Section 8.01(a).

“Phase 2 Class B Units” has the meaning set forth in Section 8.01(c)(i).

“Phase 2 Closing” has the meaning set forth in Section 8.01(b).

“Phase 2 Closing Date” has the meaning set forth in Section 8.01(b).

“Phase 2 Project(s)” shall mean any Sponsored Projects entered into (and to the members of such Altis Manager have funded their initial capital contributions in such Sponsored Project and Sponsored Projects where there is Extraordinary Expense where such Extraordinary Expense was contributed to such Altis Manager) between the Phase 2 Closing Date until up to the Phase 3 Closing Date.

“Phase 2 Purchase Price” has the meaning set forth in Section 8.01(a).

“Phase 2 Selling Members” has the meaning set forth in Section 8.01(a).

“Phase 3 Class A Units” has the meaning set forth in Section 8.02(a).

“Phase 3 Class A Units Purchase” has the meaning set forth in Section 8.02(a).

“Phase 3 Class B Units” has the meaning set forth in Section 8.02(c)(i).

“Phase 3 Closing” has the meaning set forth in Section 8.02(b).

“Phase 3 Closing Date” has the meaning set forth in Section 8.02(b).

“Phase 3 Project(s)” shall mean any Sponsored Projects entered into from and after the Phase 3 Closing Date.

“Phase 3 Purchase Price” has the meaning set forth in Section 8.02(a).

“Phase 3 Selling Members” has the meaning set forth in Section 8.02(a).

“Proceeding” has the meaning set forth in Section 10.03(a).

“Priority Amount” has the meaning set forth in Section 7.12(i).

“Pursuit Costs” means costs, deposits and other amounts advanced by the Company or any Controlled Entity with respect to a Sponsored Project or project that may become a Sponsored Project.

“Quarterly Estimated Tax Amount” of a Member as of any calendar quarter of a Fiscal Year means the excess, if any of (a) the product of (i) one quarter (1/4) in the case of the first calendar quarter of the Fiscal Year, one-half (1/2) in the case of the second calendar quarter of the Fiscal Year, three-quarters (3/4) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member’s Estimated Tax Amount for such Fiscal Year over (b) all distributions previously made during such Fiscal Year to such Member.

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“REIA” shall mean the (i) Real Estate Investment Agreement entered into by JR, Old ADC and Old TAC (whose assets and contract rights were transferred to the Company or its Subsidiary), and (ii) Real Estate Investment Agreement entered into by TP, Old ADC and Old TAC (whose assets and contract rights were transferred to the Company or its Subsidiary).

“Related Party Agreement” means any agreement, arrangement or understanding between the Company or any Controlled Entity, on the one hand, and any Member or any Affiliate of a Member or any EC Member, Manager, Officer or employee of the Company or any Controlled Entity, on the other, as such agreement may be amended, modified , supplemented or restated in accordance with the terms of this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Schedule B-1 Candidates” has the meaning set forth in Section 7.03(g)(ii).

“Schedule B-2 Candidates” has the meaning set forth in Section 7.03(g)(iii).

“Securities Act” means the Securities Act of 1933.

“Sellers’ Phase 2 Certificates” has the meaning set forth in Section 8.01(c)(i).

“Sellers’ Phase 3 Certificates” has the meaning set forth in Section 8.02(c)(i).

“Special Capital Account” means a separate and specific capital account established by the Company for the benefit of JLA, BBXAOE or any of the other Members in order to provide for the funding by JLA, BBXAOE or the other Members through capital contributions to the Company, of the Unfunded PC Liability Capital Account and related matters as provided for and defined in the New AGC Operating Agreement, or otherwise provided for in such agreement or in Section 3.02(h), or in the case of BBXAOE, the exercise by BBXAOE, through the AGC Member, of the rights provided to the AGC Member under Section 9.7 of the New AGC Operating Agreement. The Special Capital Account shall be treated separately from the Capital Accounts defined in this Agreement but, except as provided for in the New AGC Operating Agreement, shall be otherwise independently subject to the provisions of this Agreement, including without limitation the provisions of Section 8.

“Special Capital Contribution” means any capital contributions on account of the Special Capital Account.

“Special Distribution” shall have the meaning set forth in Section 7.12(i).

“Special Equity Purchase Agreement” means the Purchase and Sale Agreement between JLA and BBXAP, with the joinder of the JLA Indemnitors (as defined in the Allocation Agreement) with respect to the purchase of Fifty Percent (50%) of the direct and indirect interest of JLA in the Specified Projects.

“Specified Projects” has the meaning set forth in the Allocation Agreement.

“Sponsored Project” means the Specified Projects and any real estate investment (a) in which JLA and BBXAP, certain employees of the Company, or any of their respective Affiliates participate as provided for in the Outline of Participation, and (b) the syndication of which has been approved by the Executive Committee or the Board of Managers.

“Subsidiary “ means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“TAC Contribution “ has the meaning set forth in the Background Statement.

“Tangible Net Worth” means tangible net worth as calculated in accordance with GAAP, but, in the case of AOC, shall exclude all Identified PC Assets, Unfunded PC Liability Capital Accounts and PC Losses (all of which shall be excluded from the calculation of Tangible Net Worth). For purposes of applying the $300,000 test described in the definition of Excess Distributable Cash and calculating any adjustment to the Phase 2 Purchase Price or the Phase 3 Purchase Price based on Excess Distributable Cash, assets included in Tangible Net Worth need not include assets included in the calculation of Working Capital, but, for purposes of calculating any applicable adjustment, assets included in the calculation of Tangible Net Worth and not included in Working Capital shall not exceed the $300,000 test amount.

“Tax Advances” has the meaning set forth in Section 6.02.

“Taxing Authority” has the meaning set forth in Section 6.03(b).

“TP” has the meaning set forth in the Background Statement.

“TP Employment Agreement” has the meaning set forth in the Background Statement.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including any beneficial interest, regardless of whether such interest constitutes all of a portion of the Units ) in any Units owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unacceptability Notice” has the meaning set forth in Section 9.02(a).

“Unanimous Decisions” has the meaning set forth in Section 7.06.

“Unfunded PC Liability Capital Account” has the meaning set forth in the New AOC Operating Agreement.

“Unfunded PC Liability Capital Contributions” has the meaning set forth in the New AOC Operating Agreement.

“Unit” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units; provided, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference , duties, liabilities, obligations and rights.

“Withholding Advances” has the meaning set forth in Section 6.03(b).

“Working Capital” means (a) in the case of New ADC, New TAC and Altman Management, the sum of all current assets, MINUS the sum of all current liabilities, and all Indebtedness (unless such Indebtedness is nonrecourse indebtedness that is secured by assets which are excluded from the calculation of Working Capital), and (b) in the case of AOC, the sum of (i) all cash, (ii) contract receivables (including draw receivables and retainage receivables), and (iii) costs in excess of billing (to the extent billable and reasonably determined to be collectable) MINUS the sum of (A) accounts payable, including retainage, (B) accrued expenses, (C) billings in excess of costs and estimated earnings on uncompleted contracts, and (D) all Indebtedness (unless such Indebtedness is nonrecourse indebtedness that is secured by assets which are excluded from the current liabilities included in the calculation of Working Capital).

1.02. Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (i) to Sections, and Exhibits mean the Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

SECTION 2

ORGANIZATION

2.01. Formation.

The Company was formed on October 26, 2018, pursuant to the provisions of the Act, upon the filing of the Articles of Organization with the Department of State.

This Agreement constitutes the “operating agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement, to the extent permitted by the Act, controls.

2.02. Name. The name of the Company is The Altman Companies, LLC or such other name or names as may be designated by the Executive Committee; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC”. The Managers shall give prompt notice to each of the Members of any change to the name of the Company. The Company shall retain the right to use the name of the Company (including the name “Altman”) following any sale or other disposition of the Membership Interests of any of the Class A Members (and regardless of whether any Member’s name contains the word “Altman”).

2.03. Principal Office. The principal office of the Company is located at 1515 S. Federal Highway, Suite 300, Boca Raton, FL 33431, or such other place as may from time to time be determined by the Board of Managers. The Board of Managers shall give prompt notice of any such change to each of the Members.

2.04. Registered Office; Registered Agent.

The registered office of the Company shall be the office of the initial registered agent named in the Articles of Organization or such other office (which need not be a place of business of the Company) as the Executive Committee may designate from time to time in the manner provided by the Act and Applicable Law.

The registered agent for service of process on the Company in the State of Florida shall be the initial registered agent named in the Articles of Organization or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by the Act and Applicable Law. Each Member shall have the right to be a notice party with the registered agent, and to receive copies of any service of process received by the registered agent on behalf of the Company. Each Member shall promptly provide the other Member with a copy of any other material notices or correspondence that it receives regarding the Company or any Controlled Entity.

2.05. Purpose; Powers.

(a) The purposes of the Company are to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto, including, without limitation, entering into and concluding the transactions in which it participated as described in the Background Statement resulting in the ownership of the equity interests and related voting rights in each of AOC Member, Altman Management, New TAC and New ADC.

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Act.

2.06. Term. The term of the Company commenced on the date the Articles of Organization was filed with the Department of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

SECTION 3

UNITS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.01. Units; Initial Capital Contributions.

(a) The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series. Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The Executive Committee shall maintain a schedule of all Members, their respective mailing addresses and the amount and series of Units held by them (the “Members’ Schedule”), and shall update the Members’ Schedule upon the issuance or Transfer of any Units to any new or existing Member in compliance with the requirements of this Agreement. A copy of the Members’ Schedule as of the Effective Date of this Agreement, after giving effect to the consummation of the transactions set forth in the Background Statement above, is attached to this Agreement as Exhibit A.

(b) The Company is authorized to issue Fifty (50) Units denominated Class A Units (“Class A Units”) and Fifty (50) Units denominated Class B Units (“Class B Units”). Each Member shall be entitled to One (1) vote per Unit on all matters upon which the Member has the right to vote under this Agreement, except with respect to (i) the provisions of Section 4.10 regarding Corporate Opportunity, (ii) the voting provisions contained in Section 7 and elsewhere in this Agreement, and (iii) the provisions of Section 9 regarding Transfers. In all other respects, the Class A Units and the Class B Units are identical. As of the Effective Date and after giving effect to the transactions contemplated in the Background Statement, Fifty (50) Class A Units and Fifty (50) Class B Units are issued and outstanding in the amounts set forth on the Members’ Schedule opposite each Member’s name.

(c) As of the Effective Date, after giving effect to the consummation of the transactions set forth in the Background Statement, each Member’s initial Capital Account balance is set forth opposite such Member’s name on the Members’ Schedule. The Company shall also establish a Special Capital Account in connection with the BBXAOE/AOC Purchase.

3.02. Additional Capital Contributions and Special Capital Contributions. Except as provided for in this Section 3.02, including the provisions of Section 3.02(h) relating to the funding of a Glenewinkel AGC Capital Call Deficiency, no Member shall be required to make any additional Capital Contributions to the Company and any future Capital Contributions made by any Member shall only be made with the consent of the Executive Committee, subject to the provisions of Section 7.04(g). If at any time either a Majority in Interest of the Class A Members or the Class B Member determines that the Company requires additional funds to pay costs and expenses related to Necessary Expenditures, the Member or Members making such determination shall request in writing an additional Capital Contribution from each Member (an “Additional Capital Contribution”) no later than Five (5) days after determination is made that such

Additional Capital Contribution is required, specifying in reasonable detail the basis for such determination, the aggregate amount of the Additional Capital Contributions, and each Member’s obligation to fund the Additional Capital Contribution based on the Contribution Ratio as defined in Section 3.02(a). The Additional Capital Contributions shall be made in accordance with the following procedure:

(a) Each Member shall be required to contribute to the capital of the Company in cash that percentage of the aggregate Additional Capital Contribution obtained by dividing the number of Units owned by such Member by the aggregate number of Units outstanding (the “Contribution Ratio”).

(b) If any Member fails to make its share of the Additional Capital Contribution (in whole or in part) within Thirty (30) days (Five (5) days in the case of an Emergency Situation) after being notified of the need for any required Additional Capital Contribution (any such Member is referred to as a “Noncontributing Member” and the unfunded amounts are referred to as the “Deficit Amount”), then as the sole remedy for such breach, the provisions of this Section 3.02 shall be applicable, and the other Members, on a pro rata basis based on their Contribution Ratio or as otherwise agreed to by the Members that have made their respective Additional Capital Contributions (any such Member is referred to as a “Contributing Member”), may make a loan to the Noncontributing Member equal to the Deficit Amount (a “Default Loan”) on the terms and conditions set forth below, the proceeds of which shall be advanced to the Company on behalf of the Noncontributing Member.

(c) A Default Loan shall be a non-recourse obligation of the Noncontributing Member, and the Default Loan shall bear interest at an annual rate equal to the lesser of Eighteen Percent (18%) per annum or the maximum interest rate permitted by applicable law. The Contributing Member(s) shall be entitled to receive all distributions due the Noncontributing Member under this Agreement until all interest and principal due under the Default Loan is paid; however, such distributions shall be treated as being received by the Noncontributing Member for all purposes.

(d) If the entire amount of Default Loan, with applicable interest, is not repaid on or before Three (3) months following the making of such Default Loan by a Contributing Member, then at any time after such Three (3) month period so long as any portion of the Default Loan remains outstanding, the Contributing Member may cause the outstanding balance of the Default Loan (including any accrued but unpaid interest and costs and expenses) to be deemed an Additional Capital Contribution, in lieu of any other remedy which such Contributing Member may have under this Agreement or otherwise, either at law or at equity (the “Default Loan Conversion Option”). A Contributing Member may exercise the Default Loan Conversion Option by delivering written notice to the other Members of its election to exercise such option.

(e) Upon the exercise of a Default Loan Conversion Option, the number of Units of each Noncontributing Member shall be reduced by the number of Units which result from multiplying (x) the product of (A) 2.00 and (B) the quotient (expressed as a percentage) of: (i) the outstanding balance of the Default Loan (including any accrued but unpaid interest and costs and expenses) divided by (ii) the sum of the aggregate Capital Contributions made to the Company by all Members from the Effective Date through the applicable date of determination (but not including the Default Loan or any Capital Contribution made by any Member at the time that the Noncontributing Member failed to contribute the Deficit Amount) times (y) the total number of Units outstanding. The number of Units of each Contributing Member making such Default Loan and electing the Default Loan Conversion Option shall be increased by its share, calculated based on its proportionate contribution of the Deficit Amount, of the amount that the number of Units of the Noncontributing Member is reduced (the “Default Loan Conversion Units”). For illustration purposes only, assume that: (i) an Additional Capital Contribution was requested; (ii) the Noncontributing Member’s number of Units is Fifty (50); (iii) the Contributing Members’ number of Units is Fifty (50); (iv) the total Additional Capital Contribution requested from all Members was $1,000,000 and the Deficit Amount is $500,000; and (v) prior to the request for the Additional Capital Contribution from which the Deficit Amount resulted, the sum of the aggregate Capital Contributions made to the Company by the Members was $10,000,000. Under these circumstances, the Noncontributing Member’s number of Units would decrease from 50 to 40 (the result obtained by subtracting from the original 50 Units held by the Noncontributing Member that number of Units obtained by multiplying (x) the total number of Units outstanding (100) by (y) 2.00 times the quotient (expressed as a percentage) of $500,000 divided by $10,000,000, and (z) subtracting the resulting number of Units from the original 50 Units owned by the Noncontributing Member; i.e.,

50 Units minus ((2 x ($500,000/$10,000,000)) x 100 Units) = 40 Units and the Contributing Members’ number of Units would increase collectively (but would be allocated among such Contributing Members pursuant to the above), from 50 to 60. The Units received by the Contributing Members shall be Class A Units, in the case of a Class A Member that is a Contributing Member, or Class B Units, in the case of the Class B Member that is a Contributing Member. Upon any adjustment made pursuant to this Section 3.02 of the number of Units owned by a Member, the Member shall surrender any Certificate issued to it pursuant to Section 4.09(a) and a new Certificate shall be issued to such Member reflecting such adjustment.

(f) THE MEMBERS ACKNOWLEDGE AND AGREE THAT THE MEMBERSHIP INTEREST OF A NONCONTRIBUTING MEMBER MAY BE SUBSTANTIALLY DILUTED FOR FAILING (OR ELECTING NOT) TO MAKE CAPITAL CONTRIBUTIONS UNDER THIS SECTION 3.02.

(g) Intentionally omitted.

(h) Promptly upon receipt of notice from any BBX Indemnitee asserting a claim for indemnity for a PC Loss (as defined in the New AOC Operating Agreement) pursuant to the provisions of Section 6.05 or Section 6.08 of the BBXAOE/AOC Purchase Agreement (a “PC Loss Indemnity Claim”), JLA shall promptly either fund the AOC Member’s uncontested portion of such claim into the Special Capital Account or give BBXAOE and the BBX Indemnitee written notice of its intention to contest such claim.

(i) If JLA funds the AOC Member’s portion of the PC Loss Indemnity Claim, the AOC Member shall deliver to Glenewinkel a Capital Notice, as defined and provided for in Section 4.3 of the New AOC Operating Agreement requesting Glenewinkel to make an Unfunded PC Liability Capital Contribution with respect to the PC Loss Indemnity Claim. Unless Glenewinkel fails to make the Unfunded PC Liability Capital Contribution (such failure, a “Glenewinkel AGC Capital Call Deficiency”), the AGC Member and Glenewinkel shall then make their respective Unfunded PC Liability Capital Contributions to AOC.

(ii) If Glenewinkel fails to make the Unfunded PC Liability Capital Contribution provided for in Section 3.02(h)(i), and JLA has funded the AOC Member’s portion of the PC Loss Indemnity Claim as provided for in Section 3.2(h)(i), the Executive Committee shall determine whether and on what terms to fund the Glenewinkel AOC Capital Call Deficiency. If the Executive Committee determines to fund the Glenewinkel AOC Capital Call Deficiency, at the direction of the Executive Committee, the AOC Member shall deliver a Funding Notice (as defined in Section 4.3 of the New AOC Operating Agreement) to Glenewinkel and request the Members of the Company to fund the amount provided for in the Funding Notice pursuant to the provisions of Section 3.02(a) through and including Section 3.02(g) of this Agreement as a Special Capital Contribution. The Funding Notice shall set forth those terms and conditions, as determined by the Executive Committee, in its sole discretion, or the Management Committee, if it is a Deadlocked Issued, under which the AOC Member will fund the Glenewinkel AOC Capital Call Deficiency. The Special Capital Contribution of each Member on account of the Glenewinkel AOC Capital Call Deficiency will be paid into the Special Capital Accounts of the Members participating in such funding at the time the Funding Notice is delivered to Glenewinkel. Any increase in the AOC Member’s interest in AOC resulting from the transactions provided for in the Funding Notice shall be allocated pro rata to the participating Members’ Special Capital Account.

(iii) If JLA contests whether any PC Loss Indemnity Claim is a PC Loss subject to Section 6.08(c) and Section 6.09(c) of the BBXAOE/AGC Purchase Agreement, then JLA shall give prompt notice of such contest to the Members. If and to the extent that the payment of such claim is a Necessary Expense, the provisions of Section 3.02(a) through and including Section 3.02(f) relating to Additional Capital Contributions shall apply. The determination that the payment of such claim is a Necessary Expense and the payment of any related Capital Contribution shall not be an admission or waiver of any right of any BBX Indemnitee for indemnification pursuant to the BBXAOE/AOC Purchase Agreement.

(iv) PC Loss Indemnity Claims which are Third Party Claims, as defined in Section 6.05(a) of the BBXAOE/AGC Purchase Agreement, shall be subject to the provisions of Section 6.05(a) and the related provisions of the BBXAOE/AGC Purchase Agreement, including Section 6.08(c) and Section 6.08(d). Provided such PC Loss Indemnity Claims are funded in accordance with the provisions of Section 3.02(h)(i) and Section 3.02(h)(ii) and contributed to AGC as an Unfunded PC Liability Capital Contribution, JLA shall have the right to direct and defend such litigation in the name of AGC, as provided for in Section 6.05 of the BBXAOE/AGC Purchase Agreement, including, without limitation, making claims pursuant to any relevant insurance policy or warranty, so long as the pursuit of such claims is currently funded pursuant to Section 3.01(h)(i) and 3.02(h)(ii). Any recoveries by AGC with respect to such matters shall be Identified PC Assets and allocated to the relevant portion of the Special Capital Account of JLA or the other Members as provided for in this Agreement, including Section 6.01(b).

(v) If a request for an Additional Capital Contribution is made by any Member on account of Necessary Expenditures with respect to the payment of liabilities of AGC which arise after the Effective Date and which are not asserted to be PC Loss Indemnity Claims, then, subject to the payment of the Additional Capital Contribution of the Members of the Company pursuant to this Section 3.02, AGC shall deliver a Capital Notice to Glenewinkel with respect to such payment and, if Glenewinkel fails to make the related Capital Contribution pursuant to Section 4.3 of the New AGC Operating Agreement, the provisions of Section 3.2(h)(ii) shall apply.

(vi) Notwithstanding anything in this Agreement to the contrary, JLA shall have the sole right on behalf of AGC to make the determination to dissolve AGC as provided for in the last sentence of Section 4.3 of the New AOC Operating Agreement, subject to the provisions of Section 6.08(e) of the BBXAOE/AOC Purchase Agreement. Unless JLA gives notice of his intention to contest such claim, any election by JLA to dissolve AGC made pursuant to this Section 3.02(h)(vi) shall be made by delivering written notice of such election to each of the EC Members, the Managers and the other Members no later than twenty-five (25) days following the receipt by JLA from any BBX Indemnitee of the notice regarding a PC Loss provided for in the first sentence of Section 3.02(h).

(i) BBXAOE, in its sole and absolute discretion, may at any time cause AGC Member to exercise any of the rights provided to it under Section 9.7 of the New AOC Operating Agreement, provided that (i) BBXAOE shall be solely responsible to advance all costs and expenses involved in the exercise of such rights through the Special Capital Account established for BBXAOE and (ii) BBXAOE shall retain all rights with respect to Membership Interests (as defined in the New AOC Operating Agreement) purchased by the Company from Glenewinkel on account of the exercise of such rights. After the acquisition of Glenewinkel’s Membership Interests in AGC, (A) the provisions of Section 3.02(h)(i) though 3.02(h)(iii) inclusive, and Section 3.02(h)(v) shall no longer be applicable, (B) prior to the Phase 2 Closing, the governance provisions of Section 7.01 through 7.06 shall continue to apply to actions taken by AOC Member regarding AOC, and (C) Article VII of the New AOC Operating Agreement will be amended to reflect AGC Member as the sole manager of AGC.

3.03. Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”), and for BBXAOE and JLA, the Special Capital Account, on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account or Special Capital Account, if applicable, shall be increased by the amount of:

(i) such Member’s Capital Contributions, or contributions on account of the Special Capital Account, including such Member’s initial Capital Contribution and any Additional Capital Contributions or any like contributions to the Special Capital Account, if applicable;

(ii) any Net Income or other item of income or gain allocated to such Member pursuant to Section 5.01 or Net Cash Flow from Identified PC Assets (as defined in the New AOC Operating Agreement) allocated to such Member; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member’s Capital Account or Special Capital Account, if applicable, shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to Section 6.01 and Section 12.03(c) with respect to such account.

(ii) the amount of any Net Loss or PC Loss allocated to such Member or other item of loss or deduction allocated to such Member pursuant to Section 5.01; and

(iii) the amount of any liabilities of such Member assumed by the Company or that is secured by any property contributed by such Member to the Company.

3.04. Succession Upon Transfer. In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account and, if and to the extent specifically provided for in connection with the Transfer, the Special Capital Account of the Transferor to the extent it relates to the Transferred Units, and, subject to Section 5.04, shall receive allocations and distributions pursuant to Section 5, Section 6 and Section 12 in respect of such Units.

3.05. Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account or Special Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions or contribution with respect to the Special Capital Account to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

3.06. No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or Special Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member shall receive any interest, salary, management or service fees or draw with respect to its Capital Contributions or its Capital Account or on account of the Special Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

3.07. Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Sections 5.01, 5.02 and 5.03 if and to the extent applicable.

3.08. Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts and Special Capital Account are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Managers determine that it is prudent to modify the manner in which the Capital Accounts or the Special Capital Account, or any increases or decreases to the Capital Accounts or Special Capital Account, are computed in order to comply with such Treasury Regulations, the Managers may authorize such modifications without the consent any Member.

SECTION 4

MEMBERS

4.01. Admission of New Members.

(a) New Members may be admitted from time to time (i) in connection with the issuance of Units by the Company, and (ii) in connection with a Transfer of Units, subject to compliance with the provisions of Section 9.01, and in either case, following compliance with the provisions of Section 4.01(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units in accordance with the terms of this Agreement, such Person shall have executed and delivered to the Company a written undertaking, in form and substance reasonably acceptable to the Executive Committee, to be bound by the terms of this Agreement. Upon the amendment of the Members’ Schedule by the Executive Committee and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of Units, if applicable, such Person shall be admitted as a Member and listed (or deemed listed) as such on the books and records of the Company. The Executive Committee shall also adjust the Capital Accounts and Special Capital Accounts of the Members as necessary.

4.02. No Personal Liability. Except as otherwise provided in the Act, by Applicable Law or expressly in this Agreement or in a separate agreement executed and delivered by such Member, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

4.03. No Withdrawal. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or resign as a Member, other than in accordance with this Agreement, prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member.

4.04. Meetings of Members.

(a) Meetings of the Members may be called by (i) the Executive Committee, (ii) the Board of Managers, or (iii) any Member (the “Meeting Originator”).

(b) Written notice stating the place, date and time of the meeting and, the purposes for which the meeting is called, shall be delivered not fewer than Ten (10) days and not more than Thirty (30) days before the date of the meeting to each Member, by or at the direction of the Meeting Originator. The Members may hold meetings at the Company’s principal office or at such other place in Broward County or Palm Beach County, Florida that the Meeting Originator calling the meeting may designate in the notice for such meeting or as may be agreed upon by or as otherwise agreed to by all Members.

(c) Any Member may participate in a meeting of the Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) On any matter that is to be voted on by Members, a Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation; and provided further that no Class A Member shall designate TP or JR as its proxy to vote in respect of matters relating to the employment of TP or JR, respectively.

(e) The business to be conducted at such meeting shall be limited to the purpose(s) described in the notice. Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened:

4.05. Quorum. A quorum of any meeting of the Members shall require the presence of all of the Members. No action at any meeting may be taken by the Members unless the appropriate quorum is present. Subject to Section 4.06, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding all of the outstanding Units.

4.06. Action without a Meeting. Notwithstanding the provisions of Section 4.05, any matter that is to be voted on, consented to or approved by Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by all of the Members. A record shall be maintained by the Managers of each such action taken by written consent of a Member or Members.

4.07. Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Act. Except as otherwise specifically provided by this Agreement or required by the Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

4.08. No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

4.09. Certification of Units.

(a) The Executive Committee shall issue certificates (the “Certificates”) to the Members representing the Units held by such Member, as such Units may be adjusted from time to time in accordance with this Agreement.

(b) In addition to any other legend required by Applicable Law, all Certificates shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND THE NUMBER OF UNITS REFLECTED ON IT MAY BE ADJUSTED AS PROVIDED FOR IN, THE OPERATING AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH OPERATING AGREEMENT.

NEITHER THE OFFER NOR SALE OF UNITS REPRESENTED BY THIS CERTIFICATE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THE UNITS MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM SUCH REGISTRATION.

(c) The Certificates representing the Class A Units shall bear an additional legend substantially in the following form:

THE CLASS A UNITS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO PURCHASE RIGHTS CONTAINED IN THE OPERATING AGREEMENT REFERRED TO IN THE LEGEND ABOVE. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE WHICH WOULD IN ANY WAY AFFECT THE APPLICABLE PROVISIONS OF THE OPERATING AGREEMENT RELATING TO SUCH PURCHASE RIGHTS.

4.10. Other Activities; Business Opportunities.

(a) Except with respect to a Corporate Opportunity as provided in Section 4.10(b), and except as otherwise provided in an employment agreement between the Company and/or its Affiliate(s), on the one hand, and any Member, EC Member or Manager, on the other hand, nothing contained in this Agreement shall prevent any Member, EC Member or Manager from engaging in any other activities or businesses, regard less of whether those activities or businesses are similar to or competitive with those of the Company, and none of the Members, EC Members or Managers shall be obligated to account to the Company or to the other Members for any profits or income earned or derived from such other activities or businesses.

(b) Except as otherwise provided for in the JLA Employment Agreement, or Section 4.10(c), no Member shall directly or indirectly pursue on behalf of itself or on behalf of any of its Affiliates any material business opportunity that a reasonable individual with knowledge of the business of the Company, and the Company’ s or any Controlled Entity’s reasonably identified business plans would conclude could be pursued in a commercially reasonable manner to the benefit of the Company or any Controlled Entity or would be competitive with the business of the Company or any Controlled Entity (a “Corporate Opportunity”) without (i) providing written notice to the Company of such Corporate Opportunity with such reasonable specificity that the EC Members (other than the EC Members nominated by the Member presenting the Corporate Opportunity (the “Corporate Opportunity Presenter”), who shall not be eligible to vote with respect to such matter) can determine if it is in the Company’s commercially reasonable best interest to pursue such Corporate Opportunity (the “Corporate Opportunity Notice”) and, (ii) to the extent commercially reasonable, making such Corporate Opportunity available to the Company. Within Twenty (20) Business Days following the date on which the Corporate Opportunity Notice is received by the Company, the Executive Committee shall give written notice to the Corporate Opportunity Presenter of its decision (which shall be made solely by the EC Members appointed by the Members other than the Corporate Opportunity Presenter) whether to pursue the Corporate Opportunity. If the Executive Committee determines not to pursue the Corporate Opportunity or does not respond within such Twenty (20) Business Day period, the Corporate Opportunity Presenter shall be free to pursue the Corporate Opportunity (a “Corporate Opportunity Approval”), unless otherwise provided in any employment agreement between the Company and/or its Affiliate(s), on the one hand, and such Corporate Opportunity Presenter on the other hand. If the Executive Committee determines to pursue the Corporate Opportunity, it must promptly initiate commercially reasonable action to implement the Corporate Opportunity. Following the consummation of the investment provided for in such Corporate Opportunity, the provisions of Section 7.06 shall apply to such investment, and each aspect of an investment in a Corporate Opportunity must be approved pursuant to the provisions of Section 7.06, to the extent applicable.

(c) Notwithstanding anything to the contrary set forth in Section 4.10(b), the provisions of Section 4.10(b) shall apply to the Class B Member only if the location of the proposed Corporate Opportunity is (i) within five (5) miles of either any Sponsored Project, or any proposed Sponsored Project as to which the Company or any Controlled Entity has expended Pursuit Costs within the prior one hundred eighty (180) days, (ii) not covered by clause (i) of this Section 4.10(c), but is nevertheless in Florida and the Class B Member or its Affiliate is the procuring source of a proposed multifamily apartment development site (for the sake of clarity, not including the acquisition of an existing multifamily apartment project to be operated substantially as purchased) that would be the subject of a Corporate Opportunity, or (iii) in any of the following four (4) Core Based Standard Metropolitan Areas: (A) Austin-Round Rock, Texas, (B) Raleigh, North Carolina, (C) Charlotte-Concord, North Carolina, or (D) Dallas-Fort Worth, Texas.

4.11. Actions with Respect to Related Party Agreements. The Company shall not enter into, amend, waive or terminate any Related Party Agreement, or take any action taken to enforce the provisions of any Related Party Agreement without the approval and direction of the Class A EC Members or Class B EC Members appointed by the Member which itself or through an Affiliate is a not party to the Related Party Agreement in question, which approval or direction, notwithstanding the provisions of Section 7.04(a), shall be at the sole and absolute discretion of the Class A EC Members or the Class B EC Members, as the case may be.

4.12. Actions Requiring Unanimous Consent of Members. Prior to the Phase 2 Closing, the Company shall not, without the unanimous consent of the Members, issue additional Membership Interests, issue additional Units, admit additional Members to the Company, or, with respect to any Controlled Entity, issue any additional equity security (including stock, general and limited partnership interests, membership interest, profits interests or promotes, and warrants, options or convertible debt). Subsequent to the Phase 2 Closing any such action shall be subject to the approval of the holders of a majority of the outstanding Class B Units, voting as a single class.

SECTION 5

ALLOCATIONS

5.01. Allocation of Net Income and Net Loss. For each Fiscal Year (or portion of such Fiscal Year), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members pro rata in accordance with their Units and in accordance with their Special Capital Accounts, if applicable.

5.02. Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently with such regulation.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently with such regulation.

(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Units or as may be provided for in the Special Capital Accounts.

(d) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the “qualified income offset” requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with such regulation.

(e) The allocations set forth in paragraphs 5.02(a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Section 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

5.03. Tax Allocations.

(a) Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the General Manager taking into account the principles of Treasury Regulations Section 1.704-l(b)(4)(ii).

(e) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

5.04. Allocations in Respect of Transferred Units. In the event of a Transfer of Units, including the related Special Capital Account, during any Fiscal Year made in compliance with the provisions of Section 9 and Section 4.01(b), Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

SECTION 6

DISTRIBUTIONS

6.01. General.

(a) Distributions of available cash (other than with respect to the Special Capital Account) shall be made to the Members when and in such amounts as determined by the Executive Committee in its sole discretion. Distributions determined to be made by the Executive Committee pursuant to this Section 6.01(a) shall be paid to the Members pro rata in accordance with their respective Units as adjusted pursuant to Section 3.02 of this Agreement or as provided for in the Allocation Agreement.

(b) Distributions of available cash attributed to the Special Capital Account shall, to the extent reasonably feasible, be allocated to the Member or Members (pro rata) to which the related Identified PC Assets and Net Cash Flow from Identified PC Assets (as defined in the BBXAOE/AGC Purchase Agreement) have been allocated, either initially as described on Exhibit G attached to this Agreement, or in connection with the funding of Unfunded PC Liability Capital Contributions. Exhibit G establishes the original Identified PC Assets as of the Effective Date. As new claims and expenses for PC Losses are funded through the Special Capital Account, any related assets will also be identified, as provided for in the New AGC Operating Agreement.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate the Act or other Applicable Law.

6.02. Tax Advances. Notwithstanding the foregoing, to the extent that the Executive Committee determines that the Company has available cash, the Executive Committee shall distribute to each Member, within thirty (30) days after the end of each calendar quarter, such Member’s Quarterly Estimated Tax Amount (the “Tax Advances”). In the event that the entire amount of the Tax Advances required by this Section 6.02 is not distributed with respect to a calendar quarter, the shortfall shall be distributed at the earliest opportunity in the next succeeding calendar quarter, before any other distributions are made under any of the other provisions of this Agreement. All Tax Advances received by any Member shall be treated as advances of distribution amounts otherwise distributable to such Member relating to such calendar quarter pursuant to the other provisions of this Agreement. The Executive Committee shall endeavor to operate the business of the Company in a manner that will permit the Company to have adequate available cash to make timely Tax Advances in each calendar quarter.

6.03. Tax Withholding; Withholding Advances.

(a) Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Executive Committee to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b) The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Partnership Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.03(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement. If the Company makes any Withholding Advance in respect of a Member hereunder that is not immediately withheld from actual distributions to the Member, then the Member shall promptly reimburse the Company for the amount of such payment, plus interest at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus Two Percent (2.0%) per annum (the “Company Interest Rate”), compounded annually, on such amount from the date of such payment until such amount is repaid (or deducted from a distribution) by the Member (any such payment shall not constitute a Capital Contribution). Each Member’s reimbursement obligation under this Section 6.03(b) shall continue after such Member Transfers its Units.

(c) Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 6.03(c) and the obligations of a Member pursuant to Section 6.03(b) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.03, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(d) In the event of an over withholding that is actually paid by the Company to a Taxing Authority, a Member’s sole recourse with respect to such over withholding shall be to apply for a refund from the appropriate Taxing Authority.

6.04. Distributions in Kind.

(a) With the unanimous approval of the Members, in each instance, the Executive Committee may make distributions to the Members in the form of securities or other property held by the Company; provided, that (a) Tax Advances shall only be made in cash, and (b) a distribution of any interest in AOC acquired by the AOC Member on behalf of BBXAOE pursuant to Section 3.02(i) shall be made solely at the direction and in the discretion of BBXAOE. In any non-cash distribution, the securities or property so distributed will be distributed among the Members on a pro rata basis or in accordance with their Special Capital Accounts. In addition, at JLA’s request, the Executive Committee shall make distributions in kind to the Class A Members having an interest in Identified PC Assets, pro-rata in accordance with such interests, solely in respect of such Identified PC Assets, provided that such Class A Members confirm their responsibility for and assume the PC Losses relating to such Identified PC Assets.

(b) Any distribution of securities shall be subject to such conditions and restrictions as the Members unanimously determine are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Members may unanimously require that the Members execute and deliver such documents as the Members may unanimously deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

SECTION 7

MANAGEMENT

7.01. Management of the Company. Except as otherwise provided in this Agreement with respect to HUD Matters, the business and affairs of the Company shall be managed, operated and controlled by or under the direction of an executive committee (the “Executive Committee” or the “EC Committee”) and a board of managers (the “Board of Managers”). Except as otherwise provided in this Agreement, including with respect to HUD Matters, and subject to the provisions of Section 3.02(h) and Section 7.04, Section 7.05 and Section 7.06, the Executive Committee and the Board of Managers shall have, and are granted, full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as they may deem necessary or advisable to carry out any and all of the objectives and purposes of the Company. Except as otherwise provided in this Agreement, including with respect to HUD Matters, all actions taken by the Company in its capacity as the manager of a Controlled Entity shall be governed by, and taken in accordance with, the provisions of Sections 7.02 through 7.06. Until another Person or Persons designated by the EC Committee (each a “Designated HUD Person”) is/are approved by the United States Department of Housing and Urban Development (“HUD”) to have control and decision-making authority with respect to the HUD Matters on behalf of Altman Management for the properties (the “HUD Properties”) for which Altman Management provides property management services and which are subject to the rules and regulations of HUD as a result of the existence of a HUD insured loan or otherwise (the period ending upon issuance of such approval, the “HUD Period”), JLA or his designee (from time to time), in his capacity as CEO of Altman Management, CEO of the Company, an EC Member, a Manager, or other applicable capacity, shall have (a) financial and operational control, (b) control over day-to-day operations, (c) significant involvement, and (d) control over HUD regulatory and contract compliance, in each case solely with respect to the HUD Properties (collectively, the “HUD Matters”). Further, until the expiration of the HUD Period, no other officer of Altman Management or the Company, no other EC Member, no other Manager or other Person shall have any control or decision-making authority with respect to any of the HUD Matters. Promptly following the Effective Date, the Company shall initiate the process, and JLA shall cooperate with management of the Company, to cause the Designated HUD Person(s) to be approved by HUD to act on behalf of Altman Management in respect of the HUD Matters. If, prior to the expiration of the HUD Period, JLA is no longer serving as CEO of the Company or Altman Management, the EC Committee shall have the right to designate a Person approved by HUD to have control and decision-making authority with respect to the HUD Matters.

7.02. Number, Election and Term of the Members of the Executive Committee.

(a) Prior to the Phase 2 Closing, there shall be Four (4) members of the Executive Committee all of whom shall be natural persons (such members, and the members appointed pursuant to Sections 7.02(d) and 7.02(e) are individually called an “EC Member” and collectively called the “EC Members”).

(b) Prior to the Phase 2 Closing, Two (2) of the EC Members shall be appointed by the holders of a Majority in Interest of the Class A Units (the “Class A EC Members”), and Two (2) of the EC Members shall be appointed by the Class B Member (together with the EC Members appointed by the Class B Member pursuant to Sections 7.02(d) and 7.02(e), the “Class B EC Members”).

(c) The holders of the Class A Units, by the execution and delivery of this Agreement, unanimously appoint Joel L. Altman and Timothy A. Peterson as initial Class A EC Members. The Class B Member, by its execution and delivery of this Agreement, appoints Alan B. Levan and Seth M. Wise as initial Class B EC Members.

(d) Concurrently with the Phase 2 Closing, and until the Phase 3 Closing, the Executive Committee, automatically and without further amendment to this Agreement, shall be increased to Five (5) EC Members, all of whom shall be natural persons. During such period, Two (2) of the EC Members shall be Class A EC Members and appointed by the holders of a Majority in Interest of the Class A Units, and Three (3) of the EC Members shall be Class B EC Members and appointed by the Class B Member.

(e) Concurrently with the Phase 3 Closing, the term of the Class A EC Members shall automatically terminate and thereafter all Five (5) of the EC Members shall be Class B EC Members appointed solely by the Class B Member.

(f) Subject to the provisions of Sections 7.02(d) and 7.02(e) with respect to the Class A EC Members, EC Members shall serve until their death, resignation, removal or replacement by the Class A Members or the Class B Member, as applicable.

(i) A Class A EC Member may only be removed and/or replaced by the holders of a Majority in Interest of the Class A Units, with or without cause upon, and by the delivery of written notice of such removal or replacement signed by the holders of a Majority in Interest of the Class A Units to the Company and each EC Member, provided that the appointment of any new Class A EC Member shall be subject to the approval of the Class B Member, which approval shall not be unduly delayed or unreasonably withheld. If any Class A EC Member who is not a Class A Member and who is an employee of a Class A Member or its Affiliate at the time of appointment as a Class A EC Member subsequently ceases to be employed by the Class A Member or its Affiliate for any reason, the Class B Member may, in its sole discretion and without the consent of any Class A Member, remove such Class A EC Member as an EC Member. The Class B Member hereby pre-approves the appointment of any of the following individuals as a Class A EC Member: Louis Beck and Eric Zeitlin.

(ii) A Class B EC Member may only be removed and/or replaced by the Class B Member, with or without cause upon, and by the delivery of written notice of such removal or replacement signed by the Class B Member to the Company and each EC Member, provided that the appointment of any new Class B EC Member shall be subject to the approval of the holders of a Majority in Interest of the Class A Units, which approval shall not be unduly delayed or unreasonably withheld. The Class A Members hereby pre-approve the appointment of any of the following individuals as a Class B EC Member: Andrew Meran, John Abdo, Jarett Levan, Bruce Parker and Ray Lopez. If any Class B EC Member ceases to be employed by the Class B Member or its Affiliates for any reason, such Class B EC Member shall immediately and with no further action cease to be a Class B EC Member.

(g) An EC Member may resign at any time by delivering written notice of such resignation to the Company and to each of the other EC Members. Any such resignation shall be effective upon its receipt unless it is specified to be effective at some other time or upon the occurrence of some other event. The acceptance of a resignation by the other EC Members shall not be necessary to make it effective. If an EC Member dies, resigns or is removed, the holders of a Majority in Interest of the Class A Units, or the Class B Member, as the case may be, shall appoint a successor EC Member in accordance with the provisions of this Section 7 as promptly as reasonably possible.

(h) Upon the death of JLA, or his Disability (as defined in the JLA Employment Agreement) or his termination for Cause (as defined in the JLA Employment Agreement) pursuant to the terms of the JLA Employment Agreement, the Class A Members shall continue to have the right to designate the Class A EC Members as provided in this Section 7.02, provided that (i) JLA shall not serve as a Class A EC Member until he is no longer suffering from a Disability, if applicable, and (ii) any Class A EC Member appointed by the holders of a Majority in Interest of the Class A Units shall be subject to the approval of the Class B Member, which approval shall not be unduly delayed or unreasonably withheld.

(i) If at any time there is a vacancy of a Class A EC Member on the Executive Committee, the remaining Class A EC Member shall be afforded an additional vote on all matters brought before the Executive Committee until such vacancy is filled. If at any time there is a vacancy of a Class B EC Member on the Executive Committee, the remaining Class B EC Member(s) shall be afforded an additional vote per vacancy on all matters brought before the Executive Committee until such vacancy(ies) is(are) filled.

(j) The Executive Committee shall maintain a schedule of all EC Members with their respective mailing addresses (the “EC Members’ Schedule”), and shall update the EC Members’ Schedule upon the removal or replacement of any EC Member in accordance with this Section 7.02. A copy of the EC Members’ Schedule as of the execution of this Agreement is attached to this Agreement as Schedule A.

7.03. Number, Election and Term of the Managers.

(a) There shall be Five (5) members of the Board of Managers, all of whom shall be natural persons (each of such members are individually called a “Manager” and collectively called the “Managers”).

(b) Prior to the Phase 2 Closing, Two (2) of the Managers shall be appointed by the holders of a Majority in Interest of the Class A Units (the “Class A Managers”), Two (2) of the Managers shall be appointed by the Class B Member (together with the Managers appointed by the Class B Member pursuant to Sections 7.03(d) and 7.03(e), the “Class B Managers”), and One (1) of the Managers shall be appointed by the holders of a Majority in Interest of the Class A Units and the Class B Member (the “Fifth Manager” or, solely for purposes of taking any action by the AGC Member as a manager or as a member of AGC, the “AGC Fifth Manager”) in accordance with the provisions of this Section 7.03.

(c) The holders of the Class A Units, by the execution and delivery of this Agreement, unanimously appoint Joel L. Altman and Timothy A. Peterson as the Class A Managers. The Class B Member, by the execution and delivery of this Agreement, appoints Alan B. Levan and Seth M. Wise as the Class B Managers. The holders of all of the Class A Units and the Class B Member, by the execution and delivery of this Agreement, unanimously appoint Harry Posin as the Fifth Manager, provided, however, that, solely for purposes of taking any action by the AGC Member as a manager or as a member of AOC, the AGC Fifth Manager shall be Harry Posin.

(d) Concurrently with the Phase 2 Closing, the office of the Fifth Manager and the AGC Fifth Manager shall be eliminated and the term of the Fifth Manager and the AGC Fifth Manager shall automatically terminate. Thereafter until the Phase 3 Closing, Two (2) of the Managers shall be appointed by the holders of a Majority in Interest of the Class A Units, and Three (3) of the Managers shall be appointed solely by the Class B Member.

(e) Concurrently with the Phase 3 Closing, the term of the Class A Managers shall automatically terminate and all Five (5) of the Managers shall be appointed by the Class B Member.

(f) Subject to the provisions of Sections 7.03(d) and 7.03(e) with respect to the Class A Managers and the Fifth Manager, Managers shall serve until their death, resignation, removal or replacement (with respect to the Class A Managers, by the holders of a Majority in Interest of the Class A Units, and with respect to the Class B Managers, by the Class B Member).

(i) A Class A Manager may only be removed and/or replaced by the holders of a Majority in Interest of the Class A Units, with or without cause, upon, and by the delivery of written notice of such removal or replacement signed by the holders of a Majority in Interest of the Class A Units to the Company and each Manager; provided that the appointment of any new Class A Manager shall be subject to the approval of the Class B Member, which approval shall not be unduly delayed or unreasonably withheld. If any Class A Manager ceases to be employed by a Class A Member or its Affiliates for any reason, such Class A Manager shall immediately and with no further action cease to be a Class A Manager.

(ii) A Class B Manager may only be removed and/or replaced by the Class B Member, with or without cause upon, and by the delivery of written notice of such removal or replacement signed by the Class B Member to the Company and each Manager; provided that the appointment of any new Class B Manager shall be subject to the approval of the holders of a Majority in Interest of the Class A Units, which approval shall not be unduly delayed or unreasonably withheld. The Class A Members hereby pre-approve the appointment of any of the following individuals as a Class B Manager: Andrew Meran, John Abdo, Jarett Levan, Bruce Parker and Ray Lopez. If any Class B Manager ceases to be employed by the Class B Member or. its Affiliates for any reason, such Class B Manager shall immediately and with no further action cease to be a Class B Manager.

(iii) Prior to the Phase 2 Closing, the Fifth Manager or the AGC Fifth Manager may be removed by the holders of a Majority in Interest of the Class A Units and the Class B Member (acting together but voting as separate classes), with or without cause upon, and by the delivery of written notice of such removal or replacement signed by the holders of a Majority in Interest of the Class A Units and the Class B Member to the Company and each Manager. Prior to the Phase 2 Closing, a Fifth Manager or AGC Fifth Manager may be removed by the holders of a Majority in Interest of the Class A Units or the Class B Member for Cause by the delivery of written notice of such removal signed by the removing Class A Members or the Class B Member to the Company and each Manager.

(g) Any Manager may resign at any time by delivering his/her written resignation to the Company and to each of the other Managers. Any such resignation shall be effective upon its receipt unless it is specified to be effective at some other time or upon the occurrence of some other event. The acceptance of a resignation by the other Managers shall not be necessary to make it effective. If a Manager dies, resigns or is removed, then:

(i) Subject to the provisions of Section 7.03(f)(i) or (ii), as applicable, in the case of a Class A Manager or a Class B Manager, the holders of a Majority in Interest of the Class A Units or the Class B Member, respectively (in each case being the Member(s) who appointed the resigning Manager), shall appoint a successor Manager as promptly as reasonably possible; and

(ii) In the case of a Fifth Manager, a successor Fifth Manager shall be automatically appointed without any further action by the Members from the list of potential Fifth Managers attached to this Agreement as Schedule B-1 (the “Schedule B-1 Candidates”). The Schedule B Candidates shall be appointed in the order appearing on Schedule B-1. If for any reason none of the Schedule B-1 Candidates accepts appointment, or is not eligible or is unavailable for appointment, the holders of a Majority in Interest of the Class A Units and the Class B Member (acting together but voting as separate classes) shall agree on a new Schedule B-1 and the Fifth Manager shall be appointed from such new Schedule B in the manner provided for in this Section 7.03(g)(ii). If the Members are unable to agree on a new list of Schedule B-1 Candidates, as provided for in the prior sentence, the proposed list of Schedule B-1 Candidates shall be submitted to the Arbitrator pursuant to Section 13.12 and the Arbitrator shall select such Schedule B-1 Candidates from among them, and list them in such order as the Arbitrator may deem appropriate in his/her sole discretion. Schedule B-1 may be amended at any time upon the approval of both (A) the holders of a Majority in Interest of the Class A Units and (B) the Class B Member.

(iii) in the case of an AGC Fifth Manager, a successor AOC Fifth Manager shall be automatically appointed without any further action by the Members from the list of potential AOC Fifth Managers attached to this Agreement as Schedule B-2. (the “Schedule B-2 Candidates”). The Schedule B-2 Candidates shall be appointed in the order appearing on Schedule B-2. If for any reason none of the Schedule B-2 Candidates accepts appointment, or is not eligible or is unavailable for appointment, the holders of a Majority in Interest of the Class A Units and the Class B Member (acting together but voting as separate classes) shall agree on a new Schedule B-2 and the AOC Fifth Manager shall be appointed from such new Schedule 8-2 in the manner provided for in this Section 7.03(g)(ii). If the Members are unable to agree on a new list of Schedule B-2 Candidates, as provided for in the prior sentence, the proposed list of Schedule B-2 Candidates shall be submitted to the Arbitrator pursuant to Section 13.12 and the Arbitrator shall select such Schedule B-2 Candidates from among them, and list them in such order as the Arbitrator may deem appropriate in his/her sole discretion. Schedule B-2 may be amended at any time upon the approval of both (A) the holders of a Majority in Interest of the Class A Units and (B) the Class B Member.

(h) Upon the death of JLA, or his Disability (as defined in the JLA Employment Agreement) or his termination for Cause (as defined in the JLA Employment Agreement) pursuant to the terms of the JLA Employment Agreement, the Class A Members shall continue to have the right to designate the Class A Managers as provided in this Section 7.03, provided that (i) JLA shall not serve as a Class A Manager until he is no longer suffering from a Disability , if applicable, and (ii) any Class A Manager subsequently appointed by the holders of a Majority in Interest of the Class A Units shall be subject to the approval of the Class B Member, which approval shall not be unduly delayed or unreasonably withheld.

(i) The Board of Managers shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers’ Schedule”), and shall update the Managers’ Schedule upon the removal or replacement of any Manager in accordance with this Section 7.03. A copy of the Managers’ Schedule as of the execution of this Agreement is attached to this Agreement as Schedule C.

7.04. Action by the Executive Committee.

(a) Subject to Sections 4.10, 4.11, 7.05, 7.06, and 7.12(b), (c) and (d), and as otherwise set forth in this Agreement, all decisions requiring action of the Executive Committee or otherwise relating to the business or affairs of the Company shall be decided by the affirmative vote or consent of a majority of the EC Members. On any matter that is to be voted on by the EC Members, an EC Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the EC Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation, and provided further that no EC Member appointed by a Class A Member shall designate TP or JR as his or her proxy to vote in respect of matters relating to the employment of TP or JR, respectively.

(b) Meetings of the Executive Committee may be called by any EC Member by delivering to each other EC Member written notice stating the place, date and time of the meeting and, the purposes for which the meeting is called. The notice shall be delivered not less than Three (3) Business Days and not more than Ten (10) Business Days before the date of the meeting to each of the EC Members by or at the direction of the EC Member calling the meeting. The Executive Committee may hold meetings at the Company’s principal office or at such other reasonable location in Broward County or Palm Beach County, Florida as may be designated in the notice for such meeting or as may be agreed upon by or as otherwise agreed to by all EC Members.

(c) The business to be conducted at each meeting of the EC Committee shall be limited to the purpose described in the notice unless all EC Members are present for such meeting.

(d) Attendance of an EC Member at any meeting shall constitute a waiver of notice of such meeting, except where an EC Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(e) Any EC Member may participate in a meeting of the Executive Committee by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(f) Any action of the EC Members may be taken without a meeting if a written consent constituting all of the EC Members shall approve such action. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Department of State.

(g) Except as provided for in Section 4.10 or Section 4.11, or for matters that are Unanimous Decisions, if any matter comes before the Executive Committee for approval by the Executive Committee, including, without limitation, the approval of any Definitive Agreement or the taking of any action with respect to any Definitive Agreement, the matter shall be determined by majority vote of the EC Members, and if, prior to the Phase 2 Closing, the EC Members are deadlocked in respect of such matter (i.e., two EC Members vote in favor of and two EC Members vote against such matter) and remain deadlocked after a period of not less than Ten (10) Business Days during which the EC Members shall meet and discuss such matter in good faith and reasonably (a “Deadlocked Issue”), the EC Members in favor of approval thereof may submit the Deadlocked Issue to the Board of Managers in writing for consideration. Following such submission, any related approvals by the Board of Managers (which approvals may specify such modifications to the proposal or conditions to its approval as the Board of Managers, in its discretion, determines are reasonably appropriate) and the determination of the Board of Managers with respect to such approvals shall be conclusive in all respects. The Class A EC Members and the Class B EC Members shall each be afforded a reasonable opportunity to present their views on the Deadlocked Issue to the Board of Managers prior to the Board of Managers making a determination thereon and none of the Class A EC Members or the Class B EC Members, or their respective Affiliates, representatives or agents, may discuss the Deadlocked Issue with the Fifth Manager on an individual basis prior to resolution thereof by the Board of Managers. The Class A EC Members and the Class B EC Members shall agree upon specific procedures for presentation of the Deadlocked Issue to the Board of Managers. Unanimous Decisions may not serve as the basis for a Deadlocked Issue and may not be presented to the Board of Managers for determination.

7.05. Action by the Board of Managers.

(a) The Board of Managers shall consider all Deadlocked Issues as provided for in Section 7.04(g). All decisions requiring action of the Board of Managers pursuant to this Section 7.05 shall be decided by the affirmative vote or consent of a majority of the Managers. On any matter that is to be voted on by Managers, a Manager may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Manager executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation, and provided further that no Manager appointed by a Class A Member shall designate TP or JR as its proxy to vote in respect of matters relating to the employment of TP or JR, respectively.

(b) Meetings of the Board of Managers may be called by any Manager by delivering to each other Manager written notice stating the place, date and time of the meeting and, the purposes for which the meeting is called. The notice shall be delivered not less than Three (3) Business Day and not more than Ten (10) Business Days before the date of the meeting to each of the Managers by or at the direction of the Manager calling the meeting. The Board of Managers may hold meetings at the Company’s principal office or at reasonable location in Broward County or Palm Beach County, Florida as may be designated in the notice for such meeting or as may be agreed upon by or as otherwise agreed to by all Managers. The business to be conducted at such meeting shall be limited to the purpose described in the notice unless all Managers are present for such meeting.

(c) Attendance of a Manager at any meeting of the Board of Managers shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(d) Any Manager may participate in a meeting of the Board of Managers by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(e) Any action of the Managers may be taken without a meeting if a written consent is executed by all of the Managers. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Department of State.

7.06. Actions Requiring Unanimous Approval of EC Members. Subject to the provisions of Section 4.10 and Section 4.11, and notwithstanding anything to the contrary contained in this Agreement, until (and only until) the Phase 2 Closing, without the unanimous written approval of all EC Members, or pursuant to (and to the extent approved in) any Definitive Agreements, the Company (which, for purposes of this Section 7.06, includes any Controlled Entity) shall not, and shall not enter into any commitment to:

(a) Amend, modify or waive any provision of the Certificate of Formation, or any of the Governing Documents of any Controlled Entity; provided the Company may, without the consent of the EC Members, amend the Members’ Schedule following any new issuance, redemption, repurchase or Transfer of Units in accordance with this Agreement;

(b) Except with respect to Sponsored Projects, establish a Subsidiary or enter into any joint venture or similar business arrangement, or enter into any material agreement relating to investments in new or existing projects, other than with respect to the Sponsored Projects and/or as required pursuant to Definitive Agreements;

(c) Except as provided in any Definitive Agreement or in connection with a Sponsored Project, make any investment or capital contribution in any other Person;

(d) Merge, consolidate, dissolve, wind-up or liquidate the Company or initiate a bankruptcy proceeding involving the Company; or

(e) Require or accept any Capital Contributions other than those provided for in Exhibit A to this Agreement or as provided for in Section 3.02.

The approvals provided for in Sections (a) through (f), inclusive, are called “Unanimous Decisions.”

7.07. Business Plan and Budgets.

(a) Not later than Thirty (30) days prior to the commencement of each Fiscal Year, the Executive Committee, acting by majority vote of the EC Members, shall adopt a business plan and monthly and annual operating budgets for the Company, on both a consolidated end consolidating basis, in detail for the upcoming Fiscal Year, including capital and operating expense budgets, cash flow projections, covenant compliance calculations to the extent applicable of all outstanding and projected indebtedness, and profit and loss projections, all itemized in reasonable detail (the “Business Plan and Operating Budgets”). Acting by majority vote of the EC

Members, the Executive Committee may amend the Business Plan and Operating Budgets when material changes occur and otherwise as it determines appropriate or necessary. If a majority of the Executive Committee is unable to agree on any of the matters provided for in this Section 7.07, such matter will be deemed a Deadlocked Issue and be determined by the Board of Managers pursuant to Section 7.05;

(b) The Business Plan and Operating Budgets for the period ended December 31, 2019 will be approved and adopted by the Executive Committee, acting by majority vote of the EC Members, within thirty (30) days after the Effective Date but in any event prior to January 1, 20 l 9. If a majority of the members of the Executive Committee are unable to agree on the 2019 Business Plan and Operating Budget prior to January 1, 2019, it will be deemed a Deadlocked Issue and determined by the Board of Managers pursuant to Section 7.05.

(c) From time to time, and in its discretion, the Executive Committee may adopt budgets to supplement the Business Plan and Operating Budgets. Such budgets may include the authorization to pursue new investment opportunities and incur costs with respect to them and provide for the appropriate officers of the Company to enter into contracts for the acquisition of related property, provided that such contracts provide that any good faith deposits are fully refundable.

7.08. Officers. The Executive Committee, acting by majority vote as provided for in Section 7.04(a), may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Executive Committee may delegate to such Officers such power and authority as the Executive Committee deems advisable. Any individual may hold Two (2) or more offices of the Company. Each Officer shall hold office until such officer’s successor is designated by the Executive Committee or such officer’s earlier death, resignation or removal. Any Officer may resign at any time on written notice to the EC Members. Except as provided in any related employment or other applicable agreement, any Officer may be removed by the Executive Committee with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Executive Committee. On the later of one year after the Effective Date or the conclusion of Seth Wise’s term as Chief Operating Officer of the Company, the Company shall appoint a Chief Operating Officer who shall be identified, on a collaborative basis, by JLA and the Board of Managers (and who may be a new hire or promoted from within the Company).

7.09. Other Activities of the EC Members and Managers. Subject to applicable employment agreements, EC Members and Managers shall devote so much time and attention to the business of the Company as they deem appropriate in their sole discretion.

7.10. Compensation and Reimbursement of EC Members and Managers; No Employment. Except as unanimously approved by the Members, EC Members and Managers shall not be compensated for their services as EC Members and Managers, but the Company shall reimburse the EC Members and Managers for all ordinary, necessary and direct expenses incurred by the EC Members and the Managers in performance of their duties as EC Members and Managers. All reimbursements for expenses shall be reasonable in amount. Nothing contained in this Section shall be construed to preclude any EC Member or Manager from serving the Company in any other capacity and receiving reasonable compensation for such services as unanimously approved by the Members. This Agreement does not, and is not intended to, confer upon any EC Member or Manager any rights with respect to continued employment by the Company, and nothing contained in it should be construed to have created any employment agreement with any EC Member or Manager.

7.11. No Personal Liability. Except as otherwise provided in the Act, by Applicable Law or expressly in this Agreement, no EC Member or Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract , tort or otherwise, solely by reason of being a EC Member or Manager.

7.12. Sponsored Projects. In connection with the pursuit of potential Sponsored Projects, the following shall apply:

(a) Subject to the approval of the Chief Executive Officer of the Company, the officers of the Company shall be authorized to expend Pursuit Costs of up to Fifty Thousand Dollars ($50,000) (including the amount of any deposits which are not subject to refund) without the consent of the Executive Committee.

(b) Subject to the provisions of subsections (c) and (d) below, the officers of the Company shall be authorized to expend Pursuit Costs (excluding refundable deposits) in excess of Fifty Thousand Dollars ($50,000) only with the approval of a majority of the EC Members, provided that the failure of a majority of the EC Members to approve such expenditure shall not be subject to the Deadlocked Issue procedures described in Section 7.04(g) or Section 7.05.

(c) If and to the extent that a majority of the EC Members have authorized the expenditure of Pursuit Costs in excess of Fifty Thousand Dollars ($50,000) in respect of a Sponsored Project, and all deposits made with respect to such Sponsored Project are, and at the time of the additional expenditure described below in this subsection (c) will remain fully refundable or at the time of the additional expenditure described below in this subsection (c) will cause the deposit to become non-refundable, then the expenditure of additional Pursuit Costs in excess of the amount previously approved in respect of such Sponsored Project shall require the approval of a majority of the EC Members, provided that the failure of a majority of the EC Members to approve such additional expenditures shall not be subject to the Deadlocked Issue procedures described in Section 7.04(g) or Section 7.05.

(d) If and to the extent that a majority of the EC Members have authorized the expenditure of Pursuit Costs in excess of Fifty Thousand Dollars ($50,000) in respect of a Sponsored Project, and the deposits made with respect to such Sponsored Project are not fully refundable, then the expenditure of additional Pursuit Costs in excess of the amount previously approved in respect of such Sponsored Project shall require the approval of a majority of the EC Members, provided that the failure of a majority of the EC Members to approve such additional expenditures shall be subject to the Deadlocked Issue procedures described in Section 7.04(g) and Section 7.05.

(e) The Company shall have the right, from and after the time that it commences to pursue a proposed Sponsored Project, to create a limited liability company which would act as the entity pursuing such proposed Sponsored Project, and any purchase and sale agreement relating to such Sponsored Project will be assigned to such limited liability company which will be managed by another limited liability company (the “Altis Manager”) governed by an operating agreement substantially in the form attached to this Agreement as Exhibit E. The members of the Altis Manager will be determined based on the Outline of Participation and the general partners of the Employee Entity in such Altis Manager shall be designated by the Company. Pursuit Costs, to the extent funded by the Company, would be advanced to the related Altis Manager of the proposed Sponsored Project on terms determined by the Executive Committee.

(f) The Executive Committee shall approve all decisions prior to closing of the relevant construction loan in connection with a proposed Sponsored Project, including but not limited to approval of the relevant plans and specifications, the terms of the related construction loan or other loans, the terms of the relevant development loan, the formation of the relevant Controlled Entity and the decision to proceed to the closing on the relevant property following due diligence, the terms and selection of any institutional investor participation in the proposed Sponsored Project.

(g) After the initial capital contributions are funded by the relevant institutional investors and the related construction loan closed with respect to the Sponsored Project, all loans relating to Pursuit Costs made by the Company to the Altis Manager shall be repaid in full.

(h) If the Executive Committee determines to pursue one of the abandoned projects listed on Exhibit H to this Agreement, as provided for in Section 7.12(e), then within ten (10) Business Days following the date of such determination, the Company shall reimburse the Class A Member(s), in the aggregate, for 100% of the costs previously advanced by such Class A Member(s) on account of such project, in the amount listed on Exhibit H.

(i) Notwithstanding any of the provisions of this Agreement to the contrary including Section 3 hereof to the contrary, if there is a Sponsored Project which has been approved by the Executive Committee of the Company to incur extraordinary expenses to purchase property for such Sponsored Project prior to the satisfaction of the conditions set forth in Section 3 of the REIA (“Extraordinary Expense”), then an Altis Manager shall be formed to invest in such Sponsored Project. The Parties recognize and agree that the Executive Committee has ratified and approved an investment in Altis Ludlum-Miami Investors, LLC (“ALM”), and in Altis Suncoast Manager, LLC (“ASM”). In connection with ASM, ALM and any other Sponsored Project that has been approved by the Executive Committee as to making such investment in the other Sponsored Project that contemplates an Extraordinary Expense, then BBXAP and JLA (in proportion to their percentage interest in the Special Project) shall advance capital for such Extraordinary Expense and such capital shall have a preferred return of 10% (such capital and preferred return related thereto being collectively “Priority Amount”) which Priority Amount shall be repaid first prior to any other distributions to members of such Sponsored Project (“Special Distribution”).

SECTION 8

PHASE 2 AND PHASE 3 PURCHASES

8.01. Phase 2 Class A Units Purchase.

(a) On the Phase 2 Closing Date, the Class B Member shall purchase (the “Phase 2 Class A Units Purchase”) 40 Class A Units (the “Phase 2 Class A Units”) from the Class A Members, pro rata (the “Phase 2 Selling Members”), for an aggregate purchase price (the “Phase 2 Purchase Price”) equal to the sum of (i) $9,400,000 plus (ii) (A) the sum of (x) the amount of the Excess Distributable Cash as of the Phase 2 Closing Date (for the avoidance of doubt, this adjustment may be a reduction of the Phase 2 Purchase Price to the extent that defined Excess Distributable Cash is negative), plus (y) the amount of Pursuit Costs outstanding as of the Phase 2 Closing Date which are determined by the EC Committee to relate to Sponsored Projects or potential Sponsored Projects reasonably likely to be funded and commenced, (B) multiplied by a fraction the numerator of which is the number of Phase 2 Class A Units and the denominator of which is the number of all of the issued and outstanding Units of all classes, provided that the Phase 2 Class A Purchase Price shall not include any interest in the Unfunded PC Liability Capital Account in which the Class A Members will retain an economic interest only through their Special Capital Accounts. The Phase 2 Purchase Price shall be increased or decreased, as applicable, promptly upon receipt by the Phase 2 Selling Members and the Class B Member of the Excess Distributable Cash Recalculation, and if the Excess Distributable Cash Recalculation shows a deficiency in the amount of the Phase 2 Purchase Price paid by the Class B Member, the Class B Member shall promptly make an additional payment to the Phase 2 Selling Members in the amount of such deficiency, and if the Excess Distributable Cash Recalculation shows an overage in the amount of the Phase 2 Purchase Price paid by the Class B Member, the Phase 2 Selling Members shall promptly refund the amount of such overage to the Class B Member. The Phase 2 Purchase Price shall be subject to the provisions of the FPA and the Notes, and subject to offset as provided for in the Allocation Agreement. Any adjustment downward in the number of Class A Units owned by the Class A Members pursuant to Section 3.02(e) prior to the Phase 2 Closing shall first be applied to reduce the number of Phase 2 Class A Units and then to the Phase 3 Class A Units, and the amount of the Phase 2 Purchase Price shall be adjusted downward proportionately. For example, if the number of Class A Units owned by the Phase 2 Selling Members at the time of the Phase 2 Closing has been reduced by I 0 Class A Units, then the Phase 2 Class A Units will be reduced by 10 Class A Units with the result that the Class A Member would hold 30 Phase 2 Class A Units and 10 Phase 3 Class A Units. The Phase 2 Purchase Price would be proportionately reduced by multiplying the Phase 2 Purchase Price by a fraction, the numerator of which is the reduced number of Phase 2 Class A Units and the denominator of which is the number of Phase 2 Class A Units. If any Phase 2 Selling Member owns any Default Loan Conversion Units at the time of the Phase 2 Closing, the following shall occur: (1) all of such Default Loan Conversion Units shall be purchased by the Class B Member as a part of the Phase 2 Closing, (2) there shall be no change in the Phase 2 Purchase Price to be paid by the Class B Member to the Phase 2 Selling Members with respect to the aggregate original 40 Phase 2 Class A Units being purchased, (3) the purchase price to be paid by the Class B Member to the applicable Phase 2 Selling Members with respect to the Default Loan Conversion Units held by them shall be an amount equal to two (2) times the outstanding balance of the Default Loan (including any accrued but unpaid interest and cost and expenses) at the time of the exercise of the Default Loan Conversion Option (the “Default Loan Phase 2 Purchase Price”), and (4) in the event that the issuance of Default Loan

Conversion Units is due to a failure by a Phase 2 Selling Member(s) to make an Additional Capital Contribution, the portion of the Phase 2 Purchase Price payable by the Class B Member to the Phase 2 Selling Member(s) whose failure to make an Additional Capital Contribution resulted in the issuance of Default Loan Conversion Units shall be reduced pro rata among such Phase 2 Selling Member(s) by the amount of the Default Loan Phase 2 Purchase Price. For purposes of the Phase 2 Closing, the Default Loan Conversion Units shall be included in the defined term Phase 2 Class A Units and the Default Loan Phase 2 Purchase Price shall be included in the Phase 2 Purchase Price. If at the time of the Phase 2 Closing, a Default Loan made by a Phase 2 Selling Member (as the Contributing Member) to the Class B Member (as a Noncontributing Member) remains outstanding, then the Class B Member shall pay to such Phase 2 Selling Member at the Phase 2 Closing (in addition to the portion of the Phase 2 Purchase Price payable to such Phase 2 Selling Member) the outstanding principal balance plus all accrued interest and costs and expenses owed under the Default Loan to the Phase 2 Closing Date. If at the time of the Phase 2 Closing, a Default Loan made by the Class B Member (as the Contributing Member) to a Class A Member (as a Noncontributing Member) remains outstanding, then the portion of the Phase 2 Purchase Price payable by the Class B Member to such Phase 2 Selling Member shall be reduced by the outstanding principal balance plus all accrued interest and costs and expenses owed under the Default Loan to the Phase 2 Closing Date, and any amount payable with respect to the Default Loan in excess of such reduction shall be promptly paid to the Class B Member by such Phase 2 Selling Member.

(b) The closing of the Phase 2 Class A Units Purchase (the “Phase 2 Closing”) shall take place at 10:00 AM, Eastern Time, on January 17, 2023 at the offices of Berger Singerman LLP (“Closing Agent”) located at 350 East Las Olas Blvd., Suite 1000, Fort Lauderdale, Florida, 33301, or such other date and location upon which the Members may agree (the “Phase 2 Closing Date”).

(c) At the Phase 2 Closing:

(i) The Class A Members shall deliver to the Class B Member Certificates representing the Phase 2 Class A Units, pro rata from each Class A Member based on their respective ownership of the Class A Units, duly endorsed to the Class B Member or accompanied by unit transfer powers sufficient to enable the Company to transfer the Phase 2 Class A Units and the Capital Accounts related to the Phase 2 Class A Units from the Phase 2 Selling Members to the Class B Member (collectively the “Sellers’ Phase 2 Certificates”), and upon such transfer the Class A Units shall be converted automatically into Class B Units (the “Phase 2 Class B Units”);

(ii) The Class B Member shall deliver to the Closing Agent the Phase 2 Purchase Price (which will be subject to credits for amounts received by the Closing Agent pursuant to Section 3 of the Amendment to the Future Participation Note and Section 3 of the Amendment to the Other NMV Note, and be subject to offset as provided in the Allocation Agreement) by wire transfer pursuant to wiring instructions given to the Class B Member in writing by the Closing Agent no later than 3:00 p.m., Eastern Time, three (3) Business Days preceding the Phase 2 Closing Date. Further, the Class A Members, or their Affiliates, shall deliver to the Closing Agent the amount required to repay the Future Participation Note and the Other NMV Note, by wire transfer no later than 3:00 p.m., Eastern Time on or before January 5, 2023 pursuant to wiring instructions given to the Class A Members in writing by Closing Agent no later than 3:00 p.m., Eastern Time, on January 2, 2023. The Closing Agent shall deliver the Phase 2 Purchase Price (subject to the provisions of Section 3 of the Amendment to the Future Participation Note and Section 3 of the Amendment to the Other NMV Note and the offset provisions in the Allocation Agreement) to the Phase 2 Selling Members on the Phase 2 Closing Date, by wire transfer pursuant to wiring instructions given to the Closing Agent in writing by each of the Phase 2 Selling Members no later than 3:00 p.m., Eastern Time, one (1) Business Day preceding the Phase 2 Closing Date.

(iii) The Class B Member shall deliver the Sellers’ Phase 2 Certificates to the Company and the Company shall issue Certificates to the Class B Member representing the Phase 2 Class B Units;

(iv) As a condition to the obligation of the Class B Member to deliver to the Phase 2 Selling Members the Phase 2 Purchase Price in accordance with this Section 8.01 and conclude the Phase 2 Closing, each of the Phase 2 Selling Members shall be deemed in all respects to represent to the Class B Member, jointly and severally, that as of the Phase 2 Closing:

(A) Each Class A Member is an individual or an entity du]y organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the power and authority to own the Phase 2 Class A Units and execute, deliver, and perform its obligations pursuant to this Section 8.

(B) The performance by each Class A Member of its obligations pursuant to this Section 8.01, if applicable, has been duly authorized by all necessary corporate or company actions and does not and will not: (i) contravene the terms of their respective organizational documents, (ii) conflict with or result in any breach or contravention of a contractual obligation, if applicable, to which such Class A Member is a party, (iii) conflict with any order, injunction, writ or decree or any Governmental Authority to which such Member is subject, or (iv) require approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority.

(C) The agreements of each Class A Member contained in this Section 8.01 constitute the legal, valid and binding obligations of each of them, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(D) The Phase 2 Class A Units are free and clear of all liens, claims, restrictions or limitations, except for the limitations set forth in this Agreement. No Person has any option, warrant, or other right to acquire any ownership interest in the Phase 2 Class A Units,

(E) At the Phase 2 Closing, each of the Phase 2 Selling Members shall deliver a certificate to the Class B Member confirming the representations and warranties provided for in this Section 8.01(c)(iv), which representations and warranties shall survive the Phase 2 Closing.

(v) As a condition to the obligation of each of the Phase 2 Selling Members to conclude the Phase 2 Closing, the Class B Member shall be deemed in all respects to represent to each of the Phase 2 Selling Members that as of the Phase 2 Closing:

(A) The Class B Member is an entity duly organized, validly existing and in good standing under the laws of the state of its organization and has the power and authority to execute upon, deliver, and perform its obligations pursuant to this Section 8.

(B) The performance of its obligations pursuant to this Section 8.1 has been duly authorized by all necessary corporate or company actions and does not and will not: (i) contravene the terms of its organizational documents, (ii) conflict with or result in any breach or contravention of a contractual obligation to which the Class B Member is a party, (iii) conflict with any order, injunction, writ or decree or any Governmental Authority to which the Class B Member is subject, or (iv) require approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority.

(C) The agreements of the Class B Member contained in this Section 8 constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, except as enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(D) At the Phase 2 Closing, the Class B Member shall deliver a certificate to each of the Phase 2 Selling Members confirming the representations and warranties provided for in this Section 8.0l(c)(v), which shall survive the Phase 2 Closing.

(vi) At the Phase 2 Closing, the outstanding balance of all Default Loans (including any accrued but unpaid interest and costs and expenses) shall be repaid in full by the Noncontributing Member(s) to the Contributing Member(s).

8.02. Phase 3 Class A Units Purchase.

(a) Upon the first to occur of:

(i) JLA’s exercise of the JLA Put Option;

(ii) JLA’s Retirement (as defined in the JLA Employment Agreement);

(iii) JLA’s death or Disability (as defined in the JLA Employment Agreement); or

(iv) The Accelerated Closing date, the Class B Member shall purchase (the “Phase 3 Class A Units Purchase”) from the Class A Members, pro rata (the “Phase 3 Selling Members”) the remaining 10 Class A Units (“Phase 3 Class A Units”) for an aggregate purchase price (the “Phase 3 Purchase Price”) equal to the sum of (1) $2,350,000 plus (2) (A) the sum of (x) the amount of the then current Excess Distributable Cash (for the avoidance of doubt, this adjustment may be a reduction of the Phase 3 Purchase Price to the extent that defined Excess Distributable Cash is negative), plus (y) the amount of Pursuit Costs outstanding as of the Phase 3 Closing Date which are determined by the EC Committee to relate to Sponsored Projects or potential Sponsored Projects reasonably likely to be funded and commenced, (R) multiplied by a fraction the numerator of which is the number of Phase 3 Class A Units and the denominator of which is the number of all of the issued and outstanding Units of all classes, provided the Phase 3 Class A Purchase shall not include any interest in the Unfunded PC Liability Capital Account or related items in which AGC Member will retain an economic interest only through its Special Capital Accounts. The Phase 3 Purchase Price shall be increased or decreased, as applicable, promptly upon receipt by the Phase 3 Selling Members and the Class B Member of the Excess Distributable Cash Recalculation, and if the Excess Distributable Cash Recalculation shows a deficiency in the amount of the Phase 3 Purchase Price paid by the Class B Member, the Class B Member shall promptly make an additional payment to the Phase 3 Selling Members in the amount of such deficiency, and if the Excess Distributable Cash Recalculation shows an overage in the amount of the Phase 3 Purchase Price paid by the Class B Member, the Phase 3 Selling Members shall promptly refund the amount of such overage to the Class B Member. The Phase 3 Purchase Price shall be subject to the provisions of the FPA and the Notes, and subject to offset as provided for in the Allocation Agreement. Any adjustment downward in the number of Class A Units owned by the Class A Members pursuant to Section 3.02(e) prior to the Phase 3 Closing that were not accounted for in the Phase 2 Class A Units will be applied to reduce the number of Phase 3 Class A Units, and the amount of the Phase 3 Purchase Price shall be adjusted downward proportionately. For example, if the number of Class A Units owned by the Class A Members at the time of the Phase 3 Closing has been reduced by 2 Class A Units, the Phase 3 Class A Units will be reduced by 2 Class A Units with the result that the Class A Member would hold 8 Phase 3 Class A Units. The Phase 3 Purchase Price would be proportionately reduced by multiplying the Phase 3 Purchase Price by a fraction, the numerator of which is the reduced number of Phase 3 Class A Units and the denominator of which is the number of Phase 3 Class A Units. If any Phase 3 Selling Member own any Default Loan Conversion Units at the time of the Phase 3 Closing, the following shall occur: (A) all of such Default Loan Conversion Units shall be purchased by the Class B Member as a part of the Phase 3 Closing, (B) there shall be no change in the Phase 3 Purchase Price to be paid by the Class B Member to the Phase 3 Selling Members with respect to the original 10 Phase 3 Class A Units being purchased, (C) the purchase price to be paid by the Class B Member to the applicable Phase 3 Selling Members with respect to the Default Loan Conversion Units held by them shall be an amount equal to two (2) times the outstanding balance of the Default Loan (including any accrued but unpaid interest and cost and expenses) at the time of the exercise of the Default Loan Conversion Option of the Default Loan (the “Default Loan Phase 3 Purchase Price”) and (D) in the event that the issuance of Default Loan Conversion Units is due to a failure by a Phase 3 Selling Member(s) to make an Additional Capital Contribution, the portion of the Phase 3 Purchase Price payable by the Class B Member to the Phase 3 Selling Member(s) whose failure to make an Additional Capital Contribution resulted in the issuance of Default Loan Conversion Units shall be reduced pro rata among such Phase 3 Selling Member(s) by the amount of the Default Loan Phase 3 Purchase Price. For purposes of the Phase 3 Closing, the Default Loan Conversion Units shall be included in the defined term Phase 3 Class A Units and the Default Loan Phase 3 Purchase Price shall be included in the Phase 3 Purchase Price. If at the time of the Phase 3 Closing, a Default Loan made by a Phase 3 Selling Member (as the Contributing Member) to the Class B Member (as a Noncontributing Member) remains outstanding, then the Class B Member shall pay to such Phase 3 Selling Member at the Phase 3 Closing (in addition to the portion of the Phase 3 Purchase Price payable to such Phase 3 Selling Member) the outstanding principal balance plus all accrued interest and costs and expenses owed under the Default Loan to the Phase 3 Closing Date. If at the time of the Phase 3 Closing, a Default Loan made by the Class B Member (as the Contributing Member) to a Class A Member (as a Noncontributing Member) remains outstanding, then the portion of the Phase 3 Purchase Price payable by the Class B Member to such Phase 3 Selling Member shall be reduced by the outstanding principal balance plus all accrued interest and costs and expenses owed under the Default Loan to the Phase 3 Closing Date and any amount payable with respect to the Default Loan in excess of such reduction shall be promptly paid to the Class B Member by such Phase 3 Selling Member.

(b) The closing of the Phase 3 Class A Units Purchase (the “Phase 3 Closing”) shall take place no later than the Fifteenth (15th Business Day following the occurrence of the events specified in Section 8.02(a) at 10:00 AM, Eastern Time, at the offices of Berger Singerman LLP located at 350 East Las Olas Blvd., Suite 1000, Fort Lauderdale, Florida, 33301, or such other time and location upon which the Members may agree (the “Phase 3 Closing Date”).

(c) At the Phase 3 Closing:

(i) The Class A Members shall deliver to the Class B Member, Certificates representing the Phase 3 Class A Units, pro rata from each Class A Member based on their respective ownership of the Class A Units, duly endorsed to the Class B Member or accompanied by unit transfer powers sufficient to enable the Company to transfer the Phase 3 Class A Units and the Capital Accounts related to the Phase 3 Class A Units from the Phase 3 Selling Members to the Class B Member (collectively the “Sellers’ Phase 3 Certificates”) and upon such transfer the Class A Units shall be converted automatically into Class B Units (the “Phase 3 Class B Units”);

(ii) The Class B Member shall deliver to the Closing Agent the Phase 3 Purchase Price (which if the Phase 3 Closing occurs simultaneously with the Phase 2 Closing will include such amounts received by the Closing Agent pursuant to Section 3 of the Amendment to the Future Participation Note and Section 3 of the Amendment to the Other NMV Note, and be subject to offset as provided in the Allocation Agreement) by wire transfer pursuant to wiring instructions given to the Class B Member in writing by the Closing Agent no later than 3:00 p.m., Eastern Time, three (3) Business Days preceding the Phase 3 Closing Date. Further, if applicable, the Class A Members, or their Affiliates, shall deliver to the Closing Agent the amount required to repay the Future Participation Note and the Other NMV Note, by wire transfer no later than 3:00 p.m., Eastern Time, on or before January 5, 2023 pursuant to wiring instructions given to the Class A Members in writing by Closing Agent no later than 3:00 p.m., Eastern Time, on January 2, 2023. The Closing Agent shall deliver the Phase 3 Purchase Price (subject to the provisions of

Section 3 of the Amendment to the Future Participation Note and Section 3 of the Amendment to the Other NMV Note and the offset provisions in the Allocation Agreement, if applicable) to the Phase 3 Selling Members on the Phase 3 Closing Date, by wire transfer pursuant to wiring instructions given to the Closing Agent in writing by each of the Phase 3 Selling Members no later than 3:00 p.m., Eastern Time, one (1) Business Day preceding the Phase 3 Closing Date.

(iii) The Class B Member shall deliver the Sellers’ Phase 3 Certificates to the Company and the Company shall issue Certificates to the Class B Member representing the Phase 3 Class B Units;

(iv) All Class A EC Members and all Class A Managers shall be deemed automatically to have resigned; and

(v) As a condition to the obligation of the Class B Member to deliver to the Phase 3 Selling Members the Phase 3 Purchase Price in accordance with this Section 8.02 and conclude the Phase 3 Closing, each of the Phase 3 Selling Members shall be deemed in all respects to represent to the Class B Member, jointly and severally, that as of the Phase 3 Closing:

(A) Each Class A Member is an individual or entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the power and authority to own the Phase 3 Class A Units and execute, deliver, and perform its obligations pursuant to this Section 8.

(B) The performance by each Class A Member of its obligations pursuant to this Section 8.02, if applicable, has been duly authorized by all necessary corporate or company actions and does not and will not: (i) contravene the terms of their respective organizational documents, (ii) conflict with or result in any breach or contravention of a contractual obligation, if applicable, to which such Class A Member is a party, (iii) conflict with any order, injunction, writ or decree or any governmental authority to which such Member is subject, or violate any requirement of law, or (iv) require approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other third party.

(C) The agreements of each Class A Member contained in this Section 8.02 constitute the legal, valid and binding obligations of each of them, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(D) The Phase 3 Class A Units are free and clear of all liens, claims, restrictions or limitations, except for the limitations set forth in this Agreement. No Person has any option, warrant, or other right to acquire any ownership interest in the Phase 3 Class A Units.

(E) At the Phase 3 Closing, each of the Phase 3 Selling Members shall deliver a certificate to the Class B Member confirming the representations and warranties provided for in this Section 8.02(c)(v), which shall survive the Phase 3 Closing.

(vi) As a condition to the obligation of each of the Phase 3 Selling Members to conclude the Phase 3 Closing, the Class B Member shall be deemed in all respects to represent to each of the Phase 3 Selling Members that as of the Phase 3 Closing:

(A) The Class B Member is an entity duly organized, validly existing and in good standing under the laws of the State of its organization and has the power and authority to execute upon, deliver, and perform its obligations pursuant to this Section 8.02.

(B) The performance of its obligations pursuant to this Section 8.2 has been duly authorized by all necessary corporate or company actions and does not and will not: (i) contravene the terms of its organizational documents; (ii) conflict with or result in any breach or contravention of a contractual obligation to which the Class B Member is a party; (iii) conflict with any order, injunction, writ or decree or any governmental authority to which the Class B Member is subject, or violate any requirement of law; or (iv) require approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other third party.

(C) The agreements of the Class B Member contained in this Section 8.02 constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms, except as enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(D) At the Phase 3 Closing, the Class B Member shall deliver a certificate to each of the Phase 3 Selling Members confirming the representations and warranties provided for in this Section 8.02(c)(vi) which shall survive the Phase 3 Closing.

(vii) At the Phase 3 Closing, the outstanding balance of all Default Loans (including any accrued but unpaid interest and costs and expenses) shall be repaid in full by the Noncontributing Member(s) to the Contributing Member(s).

8.03. Class B Member Option to Accelerate Phase 2 Class A Units Purchase and Phase 3 Class A Units Purchase.

(a) Prior to the Phase 2 Closing, and upon the first to occur of:

(i) JLA’s death, Retirement or Disability;

(ii) Termination of the term of the JLA Employment Agreement by JLA prior to its stated termination date other than for Good Reason (as defined in the JLA Employment Agreement); or

(iii) Termination of the JLA Employment Agreement for Cause (as defined in the JLA Employment Agreement), the Class B Member shall have the option to accelerate the Phase 2 Class A Units Purchase, and/or the further option to accelerate the Phase 3 Class A Units Purchase by giving each of the Class A Members written notice of the accelerated Phase 2 Closing, and if applicable the accelerated Phase 3 Closing. For avoidance of doubt, the Class B Member may accelerate the Phase 2 Class A Units Purchase without simultaneously accelerating the Phase 3 Class A Units Purchase, and, in such event, the Class B Member may thereafter accelerate the Phase 3 Class A Units Purchase.

(b) Prior to the Phase 2 Closing, and upon the termination of the JLA Employment Agreement by JLA for Good Reason (as defined in the JLA Employment Agreement as of the Effective Date), the Class A Members, acting unanimously, shall have the option to accelerate the Phase 2 Class A Units Purchase and the further option to accelerate the Phase 3 Class A Units Purchase by giving the Class B Member written notice, within ten (10) Business Days following the termination of the JLA Employment Agreement by JLA for Good Reason, of the accelerated Phase 2 Closing, and, if applicable, the accelerated Phase 3 Closing. For avoidance of doubt, the Class A Members may accelerate the Phase 2 Class A Units Purchase without simultaneously accelerating the Phase 3 Class A Units Purchase or may accelerate both the Phase 2 Class A Units Purchase and the Phase 3 Class A Units Purchase.

(c) The closing of the accelerated Phase 2 Class A Units Purchase and the accelerated Phase 3 Class A Units Purchase, if applicable, as provided for in Section 8.03(a) (each an “Accelerated Closing”) shall take place as provided for in Section 8.01(b) or Section 8.02(b), as applicable (other than with respect to the date of the Accelerated Closing which shall occur prior to 5:00 PM Miami-Dade County, Florida time on the Tenth (10th) Business day following the delivery to the Class A Members of the notice exercising the right to accelerate as provided for in Section 8.03(a).

(d) The provisions of Sections 8.01(c) and 8.02(c), as the case may be, shall apply to the Accelerated Closings as if set forth fully in this Section 8.03.

8.04. Timing. If the Phase 3 Class A Units Purchase is accelerated under the applicable provisions of Section 8.03 or Section 9.02, the Phase 2 Closing and the Phase 3 Closing shall occur simultaneously on the earlier of the Phase 2 Closing Date or the Phase 3 Closing Date.

8.05. AGC Ownership Changes. The Company, through AGC Member, currently owns 60% of AGC.

(a) If prior to the Phase 2 Closing, the Company’s direct or indirect interest in AGC increases as a result of a transaction pursuant to Section 4.3 of the New AOC Operating Agreement, other than in respect of Unfunded PC Liabilities (as defined in the New AOC Operating Agreement) , the Phase 2 Purchase Price shall be increased, pro rata among the Class A Members participating in such transaction in proportion to their participation, by an amount equal to $45,658 for each additional 1%, or fraction thereof, of AOC owned directly or indirectly by the Company, such increase being in addition to any other increase or adjustment to the Phase 2 Purchase Price set forth in this Agreement. If after the Phase 2 Closing but prior to the Phase 3 Closing, the Company’s direct or indirect interest in AGC increases, the Phase 3 Purchase Price shall be increased by an amount equal to $11,414 for each additional 1%, or fraction thereof, of AGC owned directly or indirectly by the Company, such increase being in additional to any other increase or adjustment to the Phase 3 Purchase Price set forth in this Agreement.

(b) If prior to the Phase 2 Closing, the Company’s direct or indirect interest in AGC increases as a result of a transaction pursuant to Section 4.3 of the New AGC Operating Agreement that is in respect of Unfunded PC Liabilities and that is funded in whole or in part through contributions to the Special Capital Account by JLA, the Phase 2 Purchase Price payable to JLA shall be increased by the then outstanding amount of the unreturned portion of the related contribution by JLA to the Special Capital Account, such increase being in addition to any other increase or adjustment to the Phase 2 Purchase Price set forth in this Agreement. If after the Phase 2 Closing but prior to the Phase 3 Closing, the Company’s direct or indirect interest in AGC increases, as provided for in this Section 8.05(b), the Phase 3 Purchase Price shall be increased in accordance with the preceding sentence, such increase being in addition to any other increase or adjustment to the Phase 3 Purchase Price set forth in this Agreement.

SECTION 9

TRANSFER

9.01. General Restrictions on Transfer.

(a) Except for Class A Member Permitted Transfers or Transfers to an entity or entities that are directly or indirectly Controlled by JLA, no Class A Member shall Transfer, directly or indirectly, voluntarily or involuntarily, all or any portion of its Class A Units without the unanimous written consent of the Executive Committee. If the Executive Committee does not approve of a Transfer of such Class A Units, any unapproved Transferee of the relevant Class A Units shall have no right to participate in the management or conduct of the Company’s activities and affairs or to become or continue to be a Member of the Company (or exercise any rights or powers of a Member including, any voting rights), except as otherwise provided in the Act, and the Transferee shall only be a “transferee” within the meaning of the Act and shall be entitled to receive only the distributions to which the Transferor Member otherwise would be entitled.

(b) Except for BBX Permitted Transfers and as provided in Section 9.02, until the Phase 2 Closing, no Class B Member shall Transfer, directly or indirectly, voluntarily or involuntarily, all or any portion of its Class B Units without the unanimous written consent of the Executive Committee. If the Executive Committee does not approve of a Transfer of such Class B Units, any unapproved Transferee of the relevant Class B Units shall have no right to participate in the management or conduct of the Company’s activities and affairs or to become or continue to be a Member of the Company (or exercise any rights or powers of a Member including, any voting rights), except as otherwise provided in the Act, and the Transferee shall only be a “transferee” within the meaning of the Act and shall be entitled to receive only the distributions to which the Transferor Member otherwise would be entitled. For the avoidance of doubt, after the Phase 2 Closing, no Class B Member shall Transfer, directly or indirectly, voluntarily or involuntarily, all or any portion of its Class B Units without the majority written consent of the Executive Committee.

(c) No Transfer of Units to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b). No Member shall have the power or right to voluntarily withdraw or dissociate from the Company prior to the dissolution and winding up of the Company and any such withdrawal or dissociation or attempted withdrawal or dissociation by a Member prior to the dissolution and winding up of the Company shall be null and void.

9.02. Transfers by Class B Member; Class A Member Option to Accelerate.

(a) If a BBXCC Change in Control is expected to occur, the Class B Member shall give at least Thirty (30) Business Days’ prior written notice to the Class A Members stating the intention of BBXCC to effect a BBXCC Change in Control (a “Change in Control Notice”). Within Fifteen (15) Business Days following receipt of such notice, the Class A Members, acting unanimously and in their sole discretion, may deliver to the Class B Member a written notice (an “Unacceptability Notice”) accelerating both the Phase 2 Class A Units Purchase and the Phase 3 Class A Units Purchase (it being understood that the Class A Members have the right to accelerate both but not less than both, except if the Phase 2 Class A Units Purchase has already occurred), with the relevant closing thereof to occur simultaneously with the proposed Transfer only if a BBXCC Change in Control actually occurs. If the Class A Members fail to timely give to the Class B Member an Unacceptability Notice accelerating the Phase 2 Class A Units Purchase and the Phase 3 Class A Units Purchase as provided for in this Section 9.02, then (i) the Class A Members shall not have the right to accelerate the Phase 2 Class A Units Purchase and the Phase 3 Class A Units Purchase in respect of the Change in Control Notice, and (ii) BBXCC shall have the absolute right, for a period of time expiring on the first anniversary of the date on which the Class B Member delivered to the Class A Members the Change in Control Notice, to effect the BBXCC Change in Control; provided that if such BBXCC Change in Control does not occur not within such time period, the provisions of this Section 9.02(a) shall again be effective with respect to any such proposed BBXCC Change in Control.

(b) If the Class A Members timely give to the Class B Member an Unacceptability Notice exercising their option to accelerate the Phase 2 Class A Units Purchase and the Phase 3 Class A Units Purchase, the provisions of Sections 8.01(b) and 8.02(b) (other than with respect to the date of closing, which shall occur simultaneously with the sale of the Class B Units), and the provisions of Section 8.01(c) and 8.02(c), Section 8.04 and 8.05 shall apply with respect to the accelerated closings of the Phase 2 Class A Units Purchase and the Phase 3 Class A Units Purchase pursuant to this Section 9.02.

(c) Notwithstanding the foregoing, the Class B Member may, at any time following its receipt of an Unacceptability Notice and prior to the closing of the BBXCC Change in Control subject to such Unacceptability Notice, by written notice given to the Class A Members, rescind its Change in Control Notice to the Class A Members stating its intent to cause a BBXCC Change in Control, in which case the exercise by the Class A Members of their option to accelerate the Phase 2 Class A Units Purchase and the Phase 3 Class A Units Purchase pursuant to this Section 9.02 shall be null and void.

SECTION 10

EXCULPATION AND INDEMNIFICATION

10.01. Exculpation of Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member; (ii) each officer, director, stockholder, partner, member, Affiliate, employee, agent or representative of each Member, and each of their Affiliates; and (iii) each EC Member, Manager, Officer, employee, agent or representative of the Company. For the avoidance of doubt, any firm, business, contractor or other Person providing products or services to the Company, or to any client or customer of the Company on behalf or at the request of the Managers or a Member shall not be deemed a duly authorized agent of the Company by reason of such actions alone.

(b) Exculpation. No Covered Person shall be liable to the Company or any Member for any loss or other damages relating to or arising from such Covered Person’s duties, services or responsibilities for the Company, including any statement, vote, decisions, or failure to act regarding any management or policy decisions by such Covered Person, unless caused by an act or omission constituting gross negligence, fraud, bad faith, willful misconduct, or a knowing violation of law, in each case as determined in a final, non-appealable judgement of a U.S. Federal or state court of competent jurisdiction. Any repeal or modification of this Section 10.01(b) shall not adversely affect any right of a Covered Person to claim exculpation hereunder with regard to matters that occurred prior to such repeal or modification.

(c) No Duties of Loyalty or Care. The Members have agreed that the Managers and EC Members shall have no fiduciary duties of loyalty or care, other than as expressly set forth in this Agreement, and further for the avoidance of doubt, no other sources of law or principles related to the duties of care or loyalty, whether arising under the Act or common law or equitable principles, shall be deemed to apply to the performance of the duties and responsibilities of the Managers and EC Members, notwithstanding any provision of the Act to the contrary. Without limiting the foregoing exoneration of a Covered Person, to the fullest extent provided for under the Act, for purposes of construing and applying Section 605.04091 of the Act and Section 605.0111 of the Act, or any successor provision or provisions, no Manager, EC Member or Member (whether directly, or indirectly through its Affiliates or other Persons acting on its behalf of the Company) shall be deemed to have breached any duty or obligation described therein, unless the conduct of the Manager, EC Member or Member (or such other Person) in question constituted gross negligence, fraud, bad faith, willful misconduct, or a knowing violation of law, in each case as determined in a final, non-appealable judgement of a U.S. Federal or state court of competent jurisdiction or by the Arbitrator. For this purpose “conduct” includes refraining from acting as well as overt acts.

10.02. Intentionally omitted.

10.03. Indemnification.

(a) Indemnification. Subject to the limitations and conditions as provided in this Section 10, each Covered Person (“Indemnitee”) who is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or arbitrative (a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that the Covered Person was, at the time of the incident giving rise to the Proceeding, a Manager, EC Member, or a duly appointed officer of the Company, or another Person (including a Member and its managers, directors, officers, or other agents) who was duly authorized by the Managers or EC Members to act as an agent of the Company and/or to carry out any specified duties and responsibilities of the Managers or EC Members or otherwise perform services for the benefit of the Company at the express request of the Managers or EC Members, shall be indemnified by the Company against judgments , penalties (including without limitation excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) incurred by the Indemnitee in connection with such Proceeding (collectively, “Covered Losses”); provided that the Covered Person’s actions or omissions which are the subject of or otherwise related to the reasons for the Proceeding did not constitute any of the following, in each case as determined in a final, non-appealable judgment of the U.S. federal or state court of competent jurisdiction or in arbitration:

(i) gross negligence, fraud, bad faith, willful misconduct, or a knowing violation of law, (ii) a transaction from which the Covered Person derived an improper personal benefit (which shall not be deemed to include any benefit or other consideration arising from a transaction with a Person with whom the Covered Person was affiliated if such transaction was approved by Members holding a majority of the Membership Interests, or was not determined to be unfair to the Company, or was disclosed in or contemplated by this Agreement), (iii) a circumstance under which the liability provisions of Section 605.0406 of the Act were applicable; or (iv) breach of the Covered Person’s duties or obligations under Section 605.04093 of the Act, as the same have been permissibly modified by this Agreement. The Company’s indemnification obligations under this Section 10.03 shall continue as to a Covered Person who has ceased to serve in the capacity which initially entitled such Covered Person to indemnification hereunder. No amendment, modification or repeal of this Section 10 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal.

(b) Control of Defense. Upon a Covered Person’s discovery of any claim, lawsuit or other proceeding relating to any Covered Losses for which such Covered Person may be indemnified pursuant to this Section 10.03, the Covered Person shall give prompt written notice to the Company of such claim, lawsuit or proceeding; provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 10.03, unless the Company shall have forfeited any rights or defenses or have been materially prejudiced thereby. Subject to the approval of the disinterested Members, the Company shall be entitled to participate in or assume the defense of any such claim, lawsuit or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such claim, lawsuit or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend or defending any such claim, lawsuit or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit or proceeding, the Covered Person shall have the right to assume the defense of such claim, lawsuit or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit or proceeding without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably requested by a Covered Person) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Covered Losses for which such Covered Person may be indemnified pursuant to this Section 10.03; provided, that if it is finally determined judicially or by arbitration that such Covered Person is not entitled to the indemnification provided by this Section 10.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(d) Entitlement to Indemnity. The indemnification provided by this Section 10.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 10.03 shall continue to afford protection to each Covered Person regard less of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 10.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(e) Insurance. To the extent available on commercially reasonable terms, the Company shall purchase and maintain, at the Company’s expense, insurance, including directors’ and officers’ insurance, in such amounts as determined by the Executive Committee, to cover Covered Losses covered by the foregoing indemnification provisions and to otherwise cover Covered Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Managers may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Covered Losses hereunder. If any Covered Person recovers any amounts in respect of any Covered Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Covered Losses.

(f) Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 10.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make Additional Capital Contributions to help satisfy such indemnity by the Company.

(g) Savings Clause. If this Section 10.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 10.03 to the fullest extent permitted by any applicable portion of this Section 10.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(h) Amendment. The provisions of this Section 10.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 10.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 10.03 that adversely affects the rights of a Covered Person to indemnification for Covered Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Covered Losses without the Covered Person’s prior written consent.

(i) Survival. The provisions of this Section 10 shall survive the dissolution, liquidation, winding up and termination of the Company.

SECTION 11

ACCOUNTING; TAX MATTERS

11.01. Financial Statements. The Company shall furnish to each Member the following reports:

(a) Annual Financial Statements. As soon as available, and in any event within Forty-Five (45) days (or such later date as approved in writing by the Class B Member) after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Class B Member (who shall initially be Berkowitz Pollack Brant Advisors and Accountants), certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

(b) Quarterly Financial Statements. As soon as available, and in any event on or prior to the earlier of Eight (8) Business Days or Ten (10) calendar days after the end of each quarterly accounting period in each Fiscal Year, unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c) Monthly Financial Statements. As soon as available, and in any event on or prior to the earlier of Eight (8) Business Days or Ten (10) calendar days after the end of each monthly accounting period in each fiscal quarter unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

11.02. Inspection Rights. Upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours to (a) the Company’s properties, offices, and other facilities; (b) the corporate, financial and similar records, reports and documents of the Company, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members, EC Members, or Managers, and to permit each Member and its Representatives to examine such documents and make copies thereof or extracts therefrom; and (c) any Officers, senior employees and accountants of the Company, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with such Officers, senior employees and accountants (and the Company hereby authorizes such employees and accountants to discuss with such Member and its Representatives such affairs, finances and accounts); provided that (i) the requesting Member shall bear its own expenses and all reasonable expenses incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 11.02 and (ii) if the Company provides or makes available any report or written analysis for any Member pursuant to this Section 11.02, it shall promptly provide or make available such report or analysis to or for the other Members.

11.03. Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

11.04. Partnership Representative.

(a) Until the Phase 2 Closing, the Members appoint JLA as the “partnership representative” (the “Partnership Representative”), as provided in Code Section 6223(a) (as amended by the Bipartisan Budget Act of 2015) (the “BBA”). The Partnership Representative may resign at any time if there is another Member to act as the Partnership Representative. The Partnership Representative shall resign if it is no longer a Member. In the event of the resignation of the Partnership Representative, a majority of the other Members shall select a replacement Partnership Representative. If the resignation of the Partnership Representative occurs prior to the effectiveness of the resignation under applicable Treasury Regulations or other administrative guidance, the resignation shall be effective upon the earliest date provided for in such Treasury Regulations or administrative guidance. Subsequent to the Phase 2 Closing, BBXAOE shall automatically become the Partnership Representative.

(b) The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Partnership Representative shall have sole authority to act on behalf of the Company in any such examinations and any resulting administrative or judicial proceedings, and shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority.

(c) The Company will annually elect out of Section 1101 of the BBA (the “BBA Procedures”) pursuant to Code Section 6221(b) (as amended by the BBA). For any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, then within forty-five (45) days of any notice of final partnership adjustment, the Company will elect the alternative procedure under Code Section 6226, as amended by Section 1 101 of the BBA, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d) Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and taxes imposed pursuant to Code Section 6226 as amended by the BBA) will be paid by such Member and if required to be paid (and actually paid) by the Company, such Member shall indemnify and hold the Company harmless from any and all amounts so paid. The provisions of this Section 11.04(d) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units.

(e) Except as otherwise provided in this Agreement, or to the extent the Partnership Representative is otherwise notified in writing by the Class B Member, the Partnership Representative shall have sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company; provided, that the Partnership Representative will make an election under Code Section 754, if requested in writing by another Member.

11.05. Tax Returns. At the expense of the Company, and no later than Ninety (90) calendar days after the close of the Company’s Fiscal Year, the Executive Committee (or any Officer that the Executive Committee may designate pursuant to this Section 11.05) shall endeavor to cause the preparation and filing of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company owns property or does business. As soon as reasonably possible after the end of each Fiscal Year, the Executive Committee or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

11.06. Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Executive Committee, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Executive Committee. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board of Managers may designate.

11.07. Internal Controls. The Company shall design and maintain internal controls providing for (a) reasonable assurance regarding the reliability of the Company’s financial reporting, including the presentation of the Company’s financial statements in accordance with GAAP, and (b) the safeguarding of the Company’s assets. To the extent that the Class B Member’s obligations to maintain effective internal control over financial reporting pursuant to applicable laws and regulations (including those promulgated by the Securities and Exchange Commission) require the Company to comply with such laws and regulations (which requirements may occur periodically or from time to time), including, but not limited to, the determination that the Class B Member must consolidate the Company under GAAP, the Company shall ensure that its internal controls comply with the laws, regulations, and control framework applicable to the Class B Member.

SECTION 12

DISSOLUTION AND LIQUIDATION

12.01. Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) Prior to the Phase 2 Closing, an election to dissolve the Company made by all of the Members and subsequent to the Phase 2 Closing, an election to dissolve made by the Class B Member;

(b) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(c) The entry of a decree of judicial dissolution under the Act.

12.02. Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 12.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.03 and the Articles of Dissolution shall have been filed with the Department of State as provided in Section 12.04.

12.03. Liquidation. If the Company is dissolved pursuant to Section 12.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Act, Applicable Law, and the following provisions:

(a) Liquidator. JLA or, subsequent to the Phase 2 Closing, BBXAOE, or another Person selected by the Executive Committee, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii) third, to the Members in accordance with the positive balances in their respective Capital Accounts and Special Capital Accounts, as determined after taking into account all Capital Account and Special Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs.

12.04. Filing of Articles of Dissolution. Upon completion of the distribution of the assets of the Company as provided in Section 12.03(c), the Company shall be terminated and the Liquidator shall cause the filing of the Articles of Dissolution with the Department of State and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Florida and shall take such other actions as may be necessary to terminate the Company.

12.05. Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination . For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 10.03.

12.06. Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account and Special Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

SECTION 13

MISCELLANEOUS

13.01. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

13.02. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions of and give effect to the transactions contemplated by this Agreement, provided such actions do not increase or diminish the rights of any Member as provided for in this Agreement.

13.03. Confidentiality.

(a) Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Member is subject, no Member shall, directly or indirectly , disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association with the Company or subsequently, any Confidential Information of which such Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) Nothing contained in Section 13.03(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any Governmental Authority having jurisdiction over such Member or in order to comply with any Applicable Law; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy provided for in this Agreement; (v) to another Member; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 13.03 as if a Member; or (vii) to any actual or proposed Transferee permitted under this Agreement in connection with an actual or proposed Transfer of Units from such Member, as long as such actual or proposed Transferee agrees to be bound by the provisions of this Section 13.03 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c) The restrictions of Section 13.03(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the Company, the other Members or any of their respective Representatives; provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Member under this Section 13.03 shall survive for so long as such Member remains a Member, and for two (2) years following the earlier of (i) termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, or (iii) such Member’s Transfer of its Units.

13.04. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.04):

To the Company or any Class A Member:	c/o Joel L. Altman
248 West Key Palm Road
Boca Raton, FL 3343

With a copy to:	Nelson Mullins Broad and Cassel
1905 NW Corporate Boulevard,
Suite 310
Boca Raton, FL 33431
Attn: Jeffrey A. Deutch

And

Timothy A. Peterson
1515 S. Federal Highway,
Suite 300
Boca Raton, FL 33432

To the Class B Member:	c/o BBX Capital Corporation
401 East Las Olas Blvd.,
Suite 800
Fort Lauderdale, FL 33301
Attn: Seth M. Wise

With a copy to:	Berger Singerman LLP
350 East Las Olas Boulevard,
Suite 1000
Fort Lauderdale, FL 33301
Attn: David Black

And a copy to:	Greenspoon Marder LLP
200 East Broward Boulevard,
Suite 1800
Fort Lauderdale, FL 33301
Attn: Barry E. Somerstein

If to a Member, an EC Member or a Manager, to their respective mailing address as set forth on the applicable Schedule.

13.05. Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement

13.06. Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 10.03(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible, and, if the matter is not resolved or is apparently incapable of resolution, such matter may be submitted to arbitration pursuant to Section 13.12.

13.07. Entire Agreement. This Agreement, together with the Articles of Organization and all related Exhibits and Schedules and the Transaction Documents (as defined in the BBXAOE/AOC Purchase Agreement), constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, whether written, oral, implied or in a record, with respect to such subject matter. The Members stipulate and agree that this Agreement is the sole and exclusive “operating agreement” of the Company for all purposes of the Act. For the avoidance of any doubt, no other communications or conduct by the parties, whether oral, implied, in a record, or any combination thereof, shall be deemed part of the Company’s “operating agreement.” The Background Statement set forth above is incorporated into and made a part of this Agreement.

13.08. Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

13.09. No Third-Party Beneficiaries. Except as provided in Section 10, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.10. Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and all of the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to the Members’ Schedule, the issuance of new Certificates and amendments to the Members’ Schedule and the Managers’ Schedule may be made by the Executive Committee or as otherwise provided for in this Agreement. Each Member expressly waives any claim that this Agreement may be modified now or at any time in the future by any of the following means (and any right or power to modify this Agreement by any such means which may arise under the Act is hereby waived and rendered null and void for all purposes): (i) orally, (ii) by implication, (iii) in a record (as defined in the Act) which is not signed by all of the Members to this Agreement or (iv) in any combination thereof.

13.11. Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 13.11 shall diminish any of the explicit and implicit waivers described in this Agreement. To the extent the appraisal rights provisions of Section 605.1006 of the Act may apply to any merger, conversion, interest exchange, sale of assets, amendment of this Agreement, or to any other action or event described thereunder, the Members hereby evidence their acknowledgment of such appraisal rights provisions and hereby irrevocably and unconditionally waive all such rights.

13.12. Governing Law; Arbitration.

(a) All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Florida.

(b) Subject to the provisions of this Agreement providing for specific performance, injunction or other equitable relief, all disputes between or among any Members, the EC Member or the Managers, arising out of or in any way connected with the Company or with the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of the dispute resolution provisions contained in this Section 13.12) shall be solely and finally settled by a single arbitrator (the “Arbitrator”). Decisions of the Members, the Executive Committee, the Board of Managers, or any of their respective members made in accordance with the operative provisions of this Agreement, including without limitation, Sections 3.02, Section 7.04, Section 7.05 and Section 7.06, shall not be subject to arbitration pursuant to this Section 13.12.

(c) The arbitration proceedings shall be held in Palm Beach County, Florida, and except as otherwise may be provided in this Agreement, the arbitration proceedings, including the appointment of the Arbitrator, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Prior to commencing arbitration, a party seeking such arbitration shall furnish the other proposed parties to the arbitration no less than Three (3) Business Days before such commencement a dated, written statement indicating (i) such party’s intent to commence arbitration proceedings, (ii) the nature, with reasonable detail, of the dispute and (iii) the remedy or remedies such party will seek. Hearings must commence no later than Ninety (90) days following the date of the arbitration notice described in this Section 13.12 and such hearings shall be conducted for no more than Four (4) Business Days. If any arbitration is brought by any party with respect to this Agreement, or the interpretation, enforcement or breach hereof, the prevailing party in such arbitration shall be entitled to an award of all reasonable costs and expenses, including without limitation, fees and expenses of the arbitration and reasonable attorneys’ fees and expenses, to be paid by the losing party in such amount as may be determined by the Arbitrator in its sole discretion; provided that if BBXAOE is the prevailing party, the attorneys’ fees of the arbitration awarded to BBXAOE shall not exceed the JLA’s Attorneys’ Fees in the arbitration. To the extent permissible under Applicable Law, the parties to this Agreement agree that the award of the Arbitrator shall be final and shall not be subject to judicial review. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets. Nothing contained in this Section 13.12 shall prevent a Member, an EC Member or a Manager from seeking injunctive relief or require arbitration of any issue for which injunctive relief is sought by any such party.

13.13. Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement, including without limitation, the obligations set forth in Section 8.01, would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

13.14. Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 10.

13.15. Conflict of Interest. Each Member and the Company has been advised that a conflict of interest may exist between its interests and those of the other parties to this Agreement, and has been advised to seek the advice of independent legal counsel in the course of preparing and executing this Agreement. Each of the parties to this Agreement has had the opportunity to obtain the advice of independent legal counsel and, in executing this Agreement, explicitly acknowledges that (a) each of Berger Singerman LLP and Greenspoon Marder, LLP has represented only the interests BBXAOE in the course of preparing this Agreement and has not represented any other Member or the Company, and (ii) Nelson Mullins Broad and Cassel LLP has represented only the interests of the Class A Members in the course of preparing this Agreement and has not represented any other Member or the Company.

13.16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties to this Agreement have caused it to be executed and delivered as of the date first written above by their respective duly authorized officers.

The Altman Companies, LLC

By:	/s/ Joel L. Altman
Name:	Joel L. Altman
Title:	Chairman

/s/ Joel L. Altman Joel L. Altman

AMC Holdings Florida, Inc.,
a Florida corporation

By:	/s/ Joel L. Altman
Name:	Joel L. Altman
Title:	Director

Altman Development Corporation,
a Michigan corporation

By:	/s/ Joel L. Altman
Name:	Joel L. Altman
Title:	Director

The Altman Companies. Inc.,
a Michigan corporation

By:	/s/ Joel L. Altman
Name:	Joel L. Altman
Title:	President

BBX Altman Operating Entities, LLC,
a Florida limited liability company

By:	/s/ Seth M. Wise
Name:	Seth M. Wise
Title:	Authorized Signatory

GUARANTY

FOR VALUE RECEIVED, and in consideration for, and as an inducement to the Class A Member to enter into and accept this Agreement, the undersigned guarantor, including its successors and assigns (“Guarantor”), hereby guarantees to the Class A Member, and their respective successors and assigns, the full and complete performance and observance of all of the obligations, covenants, conditions, and agreements of the Class B Member as set forth in Section 8.01 and 8.02 of the Agreement, including, without limitation , all payments to be made by the Class B Member to the Class A Member.

This Guaranty shall be absolute and unconditional. Guarantor further acknowledges and agrees that this Guaranty shall remain and continue in full force and effect as to any amendment, restatement, supplement, alteration, or other modification of the Agreement, whether or not entered into or made without the further consent of or notice to the undersigned. Guarantor further acknowledges and agrees that in any right of action which shall accrue to the Class A Member under Section 8.01 and 8.02 of the Agreement, the Class A Member may, at its option, proceed against Guarantor without pursuing or exhausting any right or remedy which it may have against Class B Member or any other person or entity, and without having commenced any action against or having obtained any judgment against Class B Member or any other person or entity. This Guaranty constitutes a guaranty of payment and not of collection.

This Guaranty shall be deemed to be a part of the Agreement and is incorporated into the Agreement by this reference.

This Guaranty shall inure to the benefit of the Class A Member and their respective successors and assigns, and shall be binding upon Guarantor and its successors and assigns.

Further, Guarantor represents and wan-ants to the Class A Member that it: (a) is solvent; (b) will not be rendered insolvent by providing this Guaranty; and (c) is not subject to any event or occurrence (whether existing, pending or threatened) that would have a material adverse effect upon its financial condition since the date of the most recent financial statements submitted to the Class A Member, which financial statements are complete, true and correct in all material respects, when taken as a whole, on the basis prepared.

Until the obligations subject to this Guaranty are satisfied in full, Guarantor (or the Substitute Guarantor (as defined below)), as applicable, shall maintain a Net Worth (as defined below) of not less than $100,000,600 until the Phase 2 Closing and $20,000,000 from the Phase 2 Closing until the Phase 3 Closing (the “Net Worth Test”) and Liquid Assets (as defined below) of at least $20,000,000 until the Phase 2 Closing and $4,000,000 from the Phase 2 Closing until the Phase 3 Closing i n the aggregate (the “Liquidity Test”) During such time, if any, that Guarantor or Substitute Guarantor, as applicable, fails to meet the Net Worth Test or the Liquidity Test (other than, with respect to the Net Worth Test, due to a market decline in the value of any asset included in the calculation of Guarantor’s or Substitute Guarantor’s Net Worth), Guarantor or the Substitute Guarantor, as applicable, and/or the Class B Member shall segregate and hold in a separate account, or in an investment in Liquid Assets, distributions received by the Class B Member pursuant to this Agreement until such time as Guarantor or the Substitute Guarantor, as applicable, is in compliance with the Liquidity Test and the Net Worth Test; provided that Guarantor or Substitute Guarantor, as applicable, may at any time make expenditures from such distributions for (a) the cost of maintaining the value of the assets included in the Net Worth calculation, (b) payments required to be made by the terms of agreements relating to the assets included in the Net Worth calculation, and (c) regularly scheduled debt payments with respect to any liabilities included in the Net Worth calculation. As used herein, “Net Worth” means the consolidated net worth of Guarantor or Substitute Guarantor, as applicable, calculated in accordance with GAAP and “Liquid Assets” means (i) cash on deposit in accounts maintained with financial institutions or in money market accounts, (ii) direct obligations of the United States of America or any agency thereof, (iii) marketable securities held in an account, (iv) secured repurchase agreements against any of the foregoing, executed by a bank or trust company, (v) euro-dollar deposits and certificates of deposit issued by any other institutional lender, and (vi) commercial paper rated A-1 or better by Standard and Poor’s, or P-1 or better by Moody’s Investors Services, Inc., in each case included in Guarantor’s or the Substitute Guarantor’s, as applicable, assets and presented on its consolidated balance sheet in accordance with GAAP.

Guarantor may assign all of its rights and obligations under this Agreement to a third party who assumes all of Guarantor’s obligations hereunder (a “Substitute Guarantor”), provided that, at the time of such assignment, such Substitute Guarantor meets the Net Worth Test and the Liquidity Test; whereupon the Guarantor shall thereafter be released of its obligations under this Guaranty and such obligations shall be solely the obligation of the Substitute Guarantor, provided that Guarantor shall not assign its rights and obligations under this Agreement to a Person that is not Controlled by Guarantor or is a Controlled Affiliate of Guarantor unless such Substitute Guarantor or its Affiliate simultaneously purchases the Class B Units. If the Substitute Guarantor at any time thereafter fails to meet the Net Worth Test or the Liquidity Test, then, until the Substitute Guarantor meets the Net Worth Test and the Liquidity Test, the Substitute Guarantor or the then-current holder of the Class B Units will set aside distributions from the Company pursuant to this Agreement as provided for in the preceding paragraph.

Each of BBX, the Guarantor, and any Subsequent Guarantor will provide annual financial statements to the Class A Member no later than ninety (90) days following the end of their respective fiscal years.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO GUARANTY]

BBX Capital Corporation, a Florida corporation

By:

Name:

Title:

EXHIBIT A

Members’ Schedule

	Initial Capital Contribution	Number and Class of Units	Ownership Percentages
Joel L. Altman 248 West Key Palm Road Boca Raton, FL 33431	$3,424,320	14.572 Class A Units	14.572%
AMC Holdings Florida, Inc. 248 West Key Palm Road Boca Raton, FL 33431	$1,035,000	4.404 Class A Units	4.404%
Altman Development Corporation 248 West Key Palm Road Boca Raton, FL 33431	$7,289,680	31.020 Class A Units	31.020%
The Altman Companies, Inc. 248 West Key Palm Road Boca Raton, FL 33431	$1,000	0.004 Class A Units	0.004%
BBX Altman Operating Entities, LLC c/o BBX Capital Corporation 401 East Las Olas Blvd., Suite 800 Fort Lauderdale, FL 33301	$11,750,000	50.000 Class B Units	50.000%

TOTAL	$23,500,000	100.000	100.000%